UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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docusign

2026

Notice of the Annual Meeting and Proxy Statement

June 1, 2026 at 9 a.m. PT

Letter from our Board Chair
April 16, 2026
Fellow Stockholders,
At Docusign, our mission is to bring agreements to life by pioneering a new category — Intelligent Agreement Management — that addresses the entire agreement process. Our Board supports that mission by ensuring Docusign has the right leadership, the right governance and oversight, and the right management incentives to deliver on Docusign's strategy and create durable, long-term value.
Over the last year, the Board took important steps to enhance our corporate governance and executive compensation in line with stockholder feedback:
Board Refreshment
We welcomed Mike Rosenbaum, CEO of Guidewire Software, as an independent director and Compensation and Leadership Development Committee (“Compensation Committee”) member, adding valuable growth, product, and go-to-market expertise to our Board. We adopted Board leadership rotation guidelines and put them into effect. I took the Board Chair role and we appointed new chairs for two out of three Board committees. We entered fiscal 2027 with at least one new member on each Board committee, and an average director tenure of seven years. In March 2026, Brian Roberts of Andreessen Horowitz also joined our Board as an independent director, and in April 2026 as an Audit Committee member, enhancing the finance, strategy and operating expertise represented on the Board.
Responsive Changes Following 2025 Say-On-Pay Vote
A majority of our stockholders supported our Say-On-Pay proposal in 2025, following a multi-year program of engagement and responsiveness. This represented important progress after challenging results in 2023 and 2024. However, our Compensation Committee recognized that we still had more to do, and resolved to better understand and address stockholders’ additional executive compensation and disclosure concerns. We believe the resulting changes further enhance our programs and respond meaningfully to stockholder feedback:

Remaining Concerns	Our Response

CEO Compensation levels: Magnitude of pay	Action: Maintained CEO total target compensation for FY26 at the same levels as the prior year.
Financial PSUs: 1 year performance periods	Action: Incorporated multi-year performance conditions into our financial PSUs (2 years for FY26). Commitment: For FY27, commitment to include 3-year performance condition.
TSR PSUs: Targeted median performance	Action: Increased target to the 55th percentile target for TSR-based PSUs.
Annual Cash Incentive Program: Limited transparency on metrics	Action: Disclosed completed performance year’s thresholds and maximums starting with this proxy (excluding Net ACV due to competitive sensitivity).
These most recent changes illustrate the seriousness with which we hear your feedback. We will continue to listen carefully to investors’ views as we assess future compensation changes that are aimed at assembling and retaining the best management team to advance the creation of long-term stockholder value.
Board Declassification Plan
Finally, the Board regularly reviews our corporate governance features in light of Docusign’s long-term strategy and stockholder feedback. Based on our most recent review, the Board anticipates seeking stockholder approval in 2027 to amend the Company’s certificate of incorporation to declassify the Board. This action would phase out the three-year staggered terms of our directors starting in 2028, and transition to annual election of all directors by the 2030 annual meeting.
Thank you for your continued investment and trust in Docusign.
Sincerely,
James Beer
Chair of the Board of Directors

Notice of 2026 Annual Meeting of Stockholders
Dear Stockholder:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Docusign, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held in a virtual format via an online live webcast.

Date & Time June 1, 2026 9:00 a.m. Pacific Time	Location www.virtualshareholdermeeting.com/DOCU2026	Record Date The record date for the Annual Meeting is April 7, 2026.

We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

01	To elect the Board of Directors’ nominees, James Beer, Cain A. Hayes, and Allan Thygesen, to the Board of Directors to hold office until the 2029 Annual Meeting of Stockholders.
02	To ratify the selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for its fiscal year ending January 31, 2027.
03	To conduct an advisory vote on our named executive officers’ compensation.
04	To conduct an advisory vote on the frequency of future non-binding votes on our named executive officers’ compensation.
05	Stockholder proposal to report on the risks of non-fiduciary executive compensation metrics.
06	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 7, 2026. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. On or about April 16, 2026, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and annual report.
The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/DOCU2026, where you will be able to listen to the meeting live, submit questions and vote online. We encourage you to check the Annual Meeting website and our press releases on our investor relations website at investor.docusign.com prior to the virtual Annual Meeting if you plan to attend.
By Order of the Board of Directors,
Allan Thygesen
President & Chief Executive Officer
San Francisco, California, April 16, 2026

All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to submit your proxy and voting instructions via the Internet, by telephone or, if you received a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you have given your proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. You may do so automatically by voting online at the Annual Meeting, or by delivering to us a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

Proxy Summary
Meeting Details

Date June 1, 2026	Time 9:00 a.m. Pacific Time	Location www.virtualshareholdermeeting.com/DOCU2026	Record Date The record date for the Annual Meeting is April 7, 2026.

Ways to Vote

In Person To vote online during the virtual Annual Meeting visit www.virtualshare holdermeeting.com/DOCU2026.	Mail To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided (if you elected to receive printed materials).	Phone To vote over the telephone, dial 1-800-690-6903 (toll-free within the United States) using a touch-tone phone and follow the recorded instructions.	Internet To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card.

Voting Recommendations
What are my voting choices on each matter? What are the Board of Director’s (the “Board’) recommendations?

Proposal		Voting Choices	Board Recommendation	Page

01	Election of Directors(1)	For Against Abstain	FOR	75
02	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year ending January 31, 2027	For Against Abstain	FOR	76
03	Approval, on an advisory basis, of our named executive officers’ compensation	For Against Abstain	FOR	78
04	Approval, on an advisory basis, on frequency of future non-binding votes on our named executive officers’ compensation	1 year 2 years 3 years Abstain	1 YEAR (annual “Say on Pay” votes)	79
05	Stockholder proposal to report on the risks of non-fiduciary executive compensation metrics	For Against Abstain	AGAINST	80
1.The voting choices and Board recommendation are with respect to each director nominee.

Docusign	2026 Proxy Statement	1

Fiscal Year 2026 in Review
Business Overview
Docusign solutions bring agreements to life, accelerating and simplifying the process of doing business. Docusign’s core offerings — our Intelligent Agreement Management (“IAM”) platform, the world’s leading e-signature solution, and contract lifecycle management (“CLM”) solution — allow organizations to boost productivity, accelerate contract review cycles, and transform agreement data into insights and actions, while providing a customer-centric experience. The Docusign IAM platform is a system of record that enables customers of all sizes to ingest a vast, complex body of agreements into a single repository, build agreement workflows that operate at scale, and take action on high-accuracy insights from agreement data. As of January 31, 2026, over 1.8 million customers and more than a billion users worldwide utilize Docusign to accelerate and simplify the process of doing business, and more than 25,000 customers are on IAM.
Financial Highlights
For our fiscal year ended January 31, 2026 (“fiscal 2026”), we delivered a strong year of financial performance and execution. Highlights include:

$3.2B Total revenue, an 8% increase year-over-year.	$3,272M Annual Recurring Revenue, an 8% increase year-over-year.	79.4% GAAP gross margin, compared to 79.1% in fiscal 2025. Non-GAAP gross margin was 82.0%, compared to 82.2% in fiscal 2025.

$1.53
GAAP net income per basic share on 202 million shares outstanding, compared to $5.23 on 204 million shares in fiscal 2025. GAAP net income was $1.48 per diluted share on 209 million shares outstanding, compared to $5.08 on 210 million shares in fiscal 2025.
	$3.84 Non-GAAP net income per diluted share, on 209 million shares outstanding, compared to $3.55 on 210 million shares in fiscal 2025.	>1.8M Total customers increased to over 1.8 million, compared to nearly 1.7 million in fiscal 2025.
To supplement our consolidated financial statements, which are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”), we provide investors with certain non-GAAP financial measures, including annual recurring revenue, non-GAAP gross margin, and non-GAAP net income per share. For a full reconciliation for each non-GAAP financial measure set forth above to the most directly comparable financial measure stated in accordance with GAAP, please see our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 filed on March 18, 2026 and Exhibit 99.1 to our Current Report on Form 8-K filed on March 17, 2026.

2	2026 Proxy Statement	Docusign

Stockholder Engagement
Overview
Our Board values stockholders’ perspectives and believes regular engagement with stockholders is a key component of effective corporate governance. In our engagement meetings with stockholders, we discuss a range of topics, including our executive compensation programs, Board composition and leadership structure, and corporate governance. Our outreach efforts provide us with valuable insight into investors’ priorities and help inform the Board, particularly the Compensation and Leadership Development Committee (the “Compensation Committee”) and the Nominating and Corporate Governance Committee (the “Nominating Committee”), on their subsequent deliberations. Our Investor Relations team also regularly meets with investors, prospective investors, and investment analysts throughout the year.
Fiscal 2026 Engagement and Feedback
Compensation Matters
The Compensation Committee reviews our compensation program at least annually and considers the results of our Say-on-Pay vote when making decisions regarding the structure and implementation of our executive compensation programs. We were pleased that a majority of stockholders voted in favor of our Say-on-Pay proposal at our 2025 annual meeting, following a multi-year process of engagement and changes in response to prior negative votes (approximately 45% support at our 2024 annual meeting and approximately 16% support at our 2023 annual meeting). While this represents meaningful progress, our Board and Compensation Committee believed we could improve, and resolved to better understand and address stockholders’ remaining concerns on executive compensation and disclosure. We undertook extensive engagement efforts to better understand this result, including direct participation by Compensation Committee members and our Board Chair in meetings with stockholders.
In our engagement meetings, we discussed the unique challenges we have faced since 2022 as we rebuilt our executive leadership team, which impacted stockholders’ support for our 2023 and 2024 Say-on-Pay votes. In general, stockholders responded positively to the changes, commitments and disclosure enhancements we have made in response to stockholder feedback. Based on our engagement and following the 2025 Say-on-Pay vote, we determined to act on the following additional concerns that stockholders had raised with us:

Remaining Concerns	Our Response [1]

CEO Compensation levels: Magnitude of pay	Action: Maintained CEO total target compensation for FY26 at the same levels as the prior year.
Financial PSUs: 1 year performance periods	Action: Incorporated multi-year performance conditions into our financial PSUs (2 years for FY26). Commitment: For FY27, commitment to include 3-year performance condition.
Financial PSUs: Additional transparency on metrics	Action: Disclosed achievement (previously already included target and attainment %) starting with this proxy.
TSR PSUs: Targeted median performance	Action: Increased target to the 55th percentile target for TSR-based PSUs.
Annual Cash Incentive Program: Limited transparency on metrics	Action: Disclosed completed performance year’s thresholds and maximums starting with this proxy (excluding Net ACV due to competitive sensitivity).
1.In fiscal 2026, the Compensation Committee also (1) adopted the S&P Software & Services Select Industry Index for our TSR PSU program, replacing the Nasdaq Composite Index, in order to more closely align to Docusign’s business and industry; and (2) adopted annual, versus semi-annual, payouts for NEOs under our Company Incentive Plan, in part driven by stockholder feedback.

Docusign	2026 Proxy Statement	3

STOCKHOLDER ENGAGEMENT
Corporate Governance
During our engagement meetings, we also reviewed the voting results for the director nominees at our 2025 annual meeting, including Mr. Irving’s election with ‘For’ votes from approximately 58% of stockholders. Stockholders did not raise concerns with Mr. Irving’s individual record, tenure or qualifications, but said their votes reflected feedback on executive compensation and corporate governance matters, including our classified board (noting Mr. Irving was the only Compensation Committee or Nominating Committee member on the ballot in 2025).
The Board carefully considered stockholder feedback, the potential risks and advantages of maintaining a classified Board, and the evolution of Docusign's corporate governance over the long term. Based on this feedback and deliberation, the Board anticipates seeking stockholder approval in 2027 to amend the Company’s certificate of incorporation to declassify the Board. This action would phase out the three-year staggered terms of our directors starting in 2028 and transition to annual election of all directors by the 2030 annual meeting.
The Board takes seriously its role in reviewing our corporate governance structure, and making changes, as appropriate, in response to stockholder feedback. The timeline below illustrates the Board’s recent actions and its long-term commitment to review and enact governance changes, when appropriate and in the best interests of the Company and its stockholders.

2003 Founded in Seattle, WA	2018 IPO (Nasdaq: DOCU)		2022 Allan Thygesen joined as CEO	2025 Adopted Board leadership rotation goals

	2015 Reincorporated in DE ____________ Moved headquarters to SF	2019 Independent Board Chair ____________ Adopted Stock Ownership Guidelines	2024 Majority Voting in uncontested director elections _____________ Announced Director resignation policy	2026 Board Chair rotation ____________ Announced anticipated vote to declassify Board

4	2026 Proxy Statement	Docusign

STOCKHOLDER ENGAGEMENT
Multi-Year Engagement Efforts
Our Board values stockholders’ perspectives and believes regular engagement with stockholders is a key component of effective corporate governance. Docusign has been on a multi-year journey of reviewing and redesigning our executive compensation program, including incorporating feedback from our stockholders. In response to negative Say-on-Pay results at our 2023 and 2024 annual meetings, we engaged in substantial year-round engagement efforts to solicit stockholder feedback and make responsive changes to our compensation program. The timeline below outlines key dates and executive compensation or governance milestones that have shaped this multi-year effort:
Blue font indicates responsive changes made since 2022

2026
•Board Leadership Refreshment: appointed James Beer as Board Chair and new chairs for two of three Board committees: Nominating Committee and Compensation Committee
•Announced Board Declassification Vote: our Board anticipates seeking stockholder approval in 2027 to amend the Company’s certificate of incorporation to declassify our Board over a multi-year period

2025
•Spring 2025 Engagement
◦Outreach to 35 of our largest institutional stockholders (approximately 64% of outstanding shares)
◦Feedback from 9 meetings totaling approximately 21% of outstanding shares (incl. 4 director-led meetings)
•Executive Compensation Changes: adopted annual, versus semi-annual, payouts for NEOs under our Company Incentive Plan
•2025 Annual Meeting (May 2025) – received approximately 57% Say-on-Pay Support
•Executive Compensation Changes: following the 2025 Say-on-Pay vote,
◦Incorporated multi-year performance conditions into financial PSUs (average of 2 years for FY26)
◦Maintained CEO total target compensation for FY26 at the same levels as prior year
◦Increased the target for TSR-based PSUs to the 55th percentile
•Executive Compensation Commitments: following the 2025 Say-on-Pay vote, we committed to
◦Disclose thresholds and maximums retrospectively for our Annual Cash Incentive Program
◦For FY27, incorporate a 3 year performance condition for FY27 financial PSUs
•Fall 2025 Engagement
◦Outreach to 35 of our largest institutional stockholders (approximately 62% of outstanding shares)
◦Feedback from 10 meetings totaling approximately 23% of outstanding shares (incl. 5 director-led meetings)

2024
•Corporate Governance Changes: in March 2024, we adopted a majority voting standard in uncontested director elections
•Spring 2024 Engagement
◦Outreach to 35 of our largest institutional stockholders (approximately 55% of outstanding shares)
◦Feedback from 10 meetings totaling approximately 30% of outstanding shares (incl. 6 director-led meetings)
•2024 Annual Meeting (May 2024) – received approximately 45% Say-on-Pay support
•Executive Compensation Commitments: we kept the commitments made in 2023 when hiring Paula Hansen, President and Chief Revenue Officer in August 2024
◦First new hire award package to incorporate commitments disclosed in the 2024 Proxy Statement (i.e., included: (a) sign-on RSU with 4-year vesting and (b) performance-based equity)
•Fall – Winter 2024 Engagement
◦Outreach to 35 of our largest institutional stockholders (approximately 55% of outstanding shares)
◦Feedback from 7 meetings totaling approximately 18% of outstanding shares (incl. 4 director-led meetings)

Docusign	2026 Proxy Statement	5

STOCKHOLDER ENGAGEMENT

2023
•2023 Annual Meeting (May 2023) – received approximately 16% Say-on-Pay support
•PSU Program Changes: following the 2023 Say-on-Pay vote:
◦Increased PSU portion of PSU/RSU mix for CEO to 60% / 40%
◦Extended measurement and performance periods for our total stockholder return (“TSR”) PSUs to 3 years
◦Introduced two additional metrics – subscription revenue growth and free cash flow – with earned amounts vesting over a period of 3 years
•Executive Compensation Commitments: following the 2023 Say-on-Pay vote:
◦Shareholder Value Creation (“SVC”) Awards:
▪Limit similar awards to extraordinary circumstances, and will not grant them while similar existing awards remain unearned
◦New Hire Awards:
▪Grant sign-on RSUs with <4 year vesting only when necessary to ‘make whole’ executive hires who are forfeiting equity compensation from their prior employer
▪Provide fulsome disclosure on the rationale for sign-on RSUs to NEOs that vest in under 4 years
▪Include a performance component in future sign-on equity awards to NEOs
•Fall 2023 Engagement
◦Outreach to 30 of our largest institutional stockholders (approximately 55% of outstanding shares)
◦Feedback from approximately 25% outstanding shares and 5 meetings totaling approximately 15% of outstanding shares (incl. 3 director-led meetings)

2022	2022 Annual Meeting (May 2022) – Received approximately 90% Say-on-Pay support

6	2026 Proxy Statement	Docusign

Directors and Corporate Governance
Board Overview and Highlights
The following table sets forth information as of April 1, 2026 with respect to our directors who we expect to continue in office after the 2026 Annual Meeting, including the three nominees standing for election at this Annual Meeting:

Name	Age	Director Since	Independent	Audit Committee	Compensation Committee(1)	Nominating Committee(2)

Class I Directors - Continuing in Office until the 2028 Annual Meeting
Teresa Briggs	65	May 2020	Yes	●		●
Blake J. Irving	66	August 2018	Yes		●	●
Anna Marrs	52	June 2023	Yes	●
Brian Roberts(3)	57	March 2026	Yes	●
Class II Directors - Nominees for Election at the Current Annual Meeting
James Beer**	65	August 2020	Yes
Cain A. Hayes	56	December 2020	Yes		●
Allan Thygesen*	63	October 2022	No
Class III Directors - Continuing in Office until the 2027 Annual Meeting (4)
Mike Rosenbaum	55	September 2025	Yes		●
Enrique Salem	60	August 2013	Yes	●
Peter Solvik	67	March 2006	Yes		●	●
Maggie Wilderotter	71	March 2018	Yes	●
* President and CEO of Docusign ** Board Chair ● Committee Chair ● Member
1.Formally named the Compensation and Leadership Development Committee (the “Compensation Committee”)
2.Formally named the Nominating and Corporate Governance Committee (the “Nominating Committee”)
3.Mr. Roberts’s service as a member of the Audit Committee commenced April 1, 2026.
4.The Board anticipates seeking stockholder approval in 2027 to amend the Company’s certificate of incorporation to declassify the Board. This action would phase out the three-year staggered terms of our directors starting in 2028 and transition to annual election of all directors by the 2030 annual meeting.

Docusign	2026 Proxy Statement	7

DIRECTORS AND CORPORATE GOVERNANCE
Director Skills Matrix
Docusign is governed by a Board consisting of a highly experienced group of directors with wide-ranging skills and backgrounds, which enables the Board to provide multi-faceted and nuanced guidance. Our Board considers many skills and qualifications that our nominees and directors can bring to the Company, including:

Skill/Knowledge	Beer	Briggs	Hayes	Irving	Marrs	Roberts	Rosenbaum	Salem	Solvik	Thygesen	Wilderotter

Senior Leadership	●	●	●	●	●	●	●	●	●	●	●
Finance	●	●	●	●	●	●	●	●			●
Public Board Member Experience	●	●	●	●			●	●	●	●	●
Industry Expertise	●	●	●	●	●	●	●	●	●	●	●
Cybersecurity / Information Security	●	●	●				●	●	●		●
Risk Management	●	●	●		●	●	●
Corporate Governance	●	●	●	●		●	●	●	●		●
Marketing				●	●			●		●
Product / Engineering / Operational			●	●	●	●	●	●	●	●	●
Board Characteristics
Our Nominating Committee endeavors to evaluate, propose and approve director candidates with relevant business experience, varied backgrounds and experiences, as well as personal skills and knowledge with respect to technology, finance, marketing, financial reporting and other areas that may be expected to contribute to an effective Board. The Nominating Committee may consider such factors as professional experience, education, international experience, skills and other individual qualifications and attributes that contribute to the Board’s composition. As of April 1, 2026, our Board’s continuing directors and director nominees are composed of:

Tenure	Independence

8	2026 Proxy Statement	Docusign

DIRECTORS AND CORPORATE GOVERNANCE
Director Biographies
The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.
Class I Directors

Teresa Briggs has served on our Board since May 2020. From June 2013 to August 2019, Ms. Briggs served as Vice Chair & West Region Managing Partner of Deloitte LLP and from June 2011 to August 2019 as Managing Partner, San Francisco. Ms. Briggs also served as an adjunct member of Deloitte’s Center for Board Effectiveness. Ms. Briggs currently serves on the boards of directors of ServiceNow, Inc., a provider of software-as-a-service for managing businesses’ digital workflows; Snowflake Inc., a cloud-based data management company; Warby Parker Inc., an eyeglasses brand company; and United Talent Agency, a global talent, sports and entertainment company. Ms. Briggs previously served on the boards of directors of VG Acquisition Corp, a special purpose acquisition company and Deloitte USA LLP. Ms. Briggs is a CPA and holds a B.S. in Accounting from the University of Arizona, Eller College of Management.
We believe that Ms. Briggs possesses specific attributes that qualify her to serve as a member of the Board, including her extensive finance and audit background and board governance experience.

Teresa Briggs Age | 65 Director Since | May 2020 Committees | Audit and Nominating

Blake J. Irving has served on our Board since August 2018. From January 2013 to January 2018, Mr. Irving served as the Chief Executive Officer of GoDaddy, Inc., a domain registrar and web hosting company. Mr. Irving previously served as the Executive Vice President and the Chief Product Officer at Yahoo! Inc., a web services provider; Professor in the M.B.A. program at Pepperdine University; and in various senior and management roles at Microsoft Corporation, a multinational technology company, including most recently as Corporate Vice President of the Windows Live Platform Group. Mr. Irving currently serves on the boards of directors of Autodesk Inc., a software company, and ZipRecruiter, Inc. Mr. Irving previously served on the board of directors of GoDaddy Inc. Mr. Irving holds a B.A. in Fine Arts from San Diego State University and an M.B.A. from Pepperdine University.
We believe that Mr. Irving possesses specific attributes that qualify him to serve as a member of the Board, including his significant public company leadership experience in the operations of large, complex companies.

Blake J. Irving Age | 66 Director Since | August 2018 Committees | Compensation and Nominating

Anna Marrs has served on our Board since June 2023. Ms. Marrs currently serves as Group President, Global Merchant and Network Services at American Express. Prior to this role, Ms. Marrs held positions of increasing responsibility at American Express, including Group President of Global Commercial Services and Credit & Fraud Risk. Since September 2018, Ms. Marrs has also served as a member of American Express's Executive Committee. Prior to American Express, Ms. Marrs served as Regional CEO for Standard Charter's ASEAN and South Asia groups. Prior to Standard Charter, Ms. Marrs was a partner in McKinsey & Company's Banking Practice based in London. Ms. Marrs holds a B.A. from Northwestern University and an M.B.A. from London Business School.
We believe that Ms. Marrs possesses specific attributes that qualify her to serve as a member of the Board, including her extensive finance and audit background experience.

Anna Marrs Age | 52 Director Since | June 2023 Committees | Audit

Docusign	2026 Proxy Statement	9

DIRECTORS AND CORPORATE GOVERNANCE

Brian Roberts has served on our Board since March 2026. Mr. Roberts currently serves as a general partner at Andreessen Horowitz since October 2024. Mr. Roberts previously served as Senior Vice President and Chief Financial Officer of Splunk, Inc., an enterprise software company, from January 2023 to September 2024. Prior to joining Splunk, Mr. Roberts served as Chief Financial Officer of Ozone Networks, Inc. (d/b/a OpenSea), a non-fungible token (NFT) marketplace, from 2021 to 2022. Prior to this role, Mr. Roberts served as Chief Financial Officer of Lyft, Inc., a transportation platform company, from 2014 to 2021. Prior to Lyft, Mr. Roberts held senior corporate development, strategy, and finance roles at Walmart, Microsoft and Inktomi Corporation. Mr. Roberts served as a Senior Managing Director at Evercore prior joining Walmart. Mr. Roberts holds a B.A. from the University of California, Berkeley and an M.B.A. from Harvard Business School.
We believe that Mr. Roberts possesses specific attributes that qualify him to serve as a member of the Board, including his extensive finance and strategy background experience.

Brian Roberts Age | 57 Director Since | March 2026 Committees | Audit (April 2026)
Class II Directors (Nominees for Election at the 2026 Annual Meeting)

James Beer has served on our Board since August 2020, and as our Board Chair since February 2026. From February 2018 to June 2022, Mr. Beer served as Chief Financial Officer of Atlassian Corporation Plc, an enterprise software company. From September 2013 to December 2017, Mr. Beer served as Executive Vice President and Chief Financial Officer of McKesson Corporation, a healthcare services and information technology company. Prior to McKesson Corporation, Mr. Beer served as Executive Vice President and Chief Financial Officer of Symantec Corporation, now known as Gen Digital, a cybersecurity company, where he managed the worldwide finance organization. Prior to his work at Symantec, Mr. Beer served as Chief Financial Officer of AMR Corp. and American Airlines Group Inc., AMR’s principal subsidiary. Mr. Beer currently serves on the board of directors of Alaska Air Group, parent company of Alaska Airlines, and Zscaler, Inc., a cloud security company. He also serves as a director of a privately-held enterprise software company, Redis Inc., since July 2025. Mr. Beer previously served on the board of directors of ForeScout Technologies, Inc., a network security software company. Mr. Beer holds a B.S. in Aeronautical Engineering from Imperial College, London University, and an M.B.A. from Harvard University.
We believe that Mr. Beer possesses specific attributes that qualify him to serve as a member of the Board and as our Board Chair, including his substantial experience in corporate finance and with public technology companies.

James Beer Age | 65 Director Since | August 2020 Committees | none

Cain A. Hayes has served on our Board since December 2020. From July 2021 to October 2024, Mr. Hayes served as chief executive officer of Point32Health, a leading health and well-being organization that includes Harvard Pilgrim Health Care and Tufts Health Plan. From November 2018 to June 2021, Mr. Hayes served as President and Chief Executive Officer of Gateway Health Plan, a leading managed care organization. From April 2017 to November 2018, Mr. Hayes served as President and Chief Operating Officer of the Health Business for Blue Cross and Blue Shield of Minnesota, a Minnesota health plan organization. From November 2010 to March 2017, Mr. Hayes held a variety of senior executive leadership roles at Aetna, a managed care company, including President of National Accounts. Prior to Aetna, Mr. Hayes held senior executive roles at Nationwide Insurance and Principal Financial Group. Mr. Hayes currently serves on the board of directors of Encompass Health Corp. Mr. Hayes holds a B.S. in Business Administration from Drake University, and an M.B.A. from Webster University. In addition, he has earned the Certified Employee Benefit Specialist (CEBS) designation from The Wharton School, University of Pennsylvania.
We believe that Mr. Hayes possesses specific attributes that qualify him to serve as a member of the Board, including his substantial experience in managing and growing large complex organizations, and his experience in the financial services and healthcare industries, which are key market segments for Docusign.

Cain A. Hayes Age | 56 Director Since | December 2020 Committees | Compensation

10	2026 Proxy Statement	Docusign

DIRECTORS AND CORPORATE GOVERNANCE

Allan Thygesen has served as our Chief Executive Officer, President and member of our Board since October 2022. Mr. Thygesen served as President, Americas & Global Partners at Google Inc. (a subsidiary of Alphabet Inc.) from June 2021 to October 2022, as President, Americas from February 2017 to May 2021, as President, Google Marketing Solutions from September 2014 to February 2017, and as Vice President, Global SMB Sales and Operations from September 2011 to September 2014. Before joining Google, Mr. Thygesen consulted to Google and other companies in 2010 and until September 2011 and previously co-founded an early stage venture firm and was a managing director and partner in the U.S. venture and growth funds of The Carlyle Group, where he led investments in startups in sectors including e-commerce, enterprise software, mobile advertising and imaging. Earlier, Mr. Thygesen served as an executive in several public and private companies, including Wink Communications, Inc., an interactive television technology company, which he helped take public in 1999. He also served as a lecturer at the Stanford Graduate School of Business from 2014 to 2021. Mr. Thygesen currently serves on the board of directors of A.P. Moller-Maersk. Mr. Thygesen has also served on the boards of directors of various private companies. Mr. Thygesen previously served on the board of directors of RingCentral, Inc. Mr. Thygesen holds an M.Sc. in Economics from the University of Copenhagen and an M.B.A. from Stanford University.
We believe that Mr. Thygesen possesses specific attributes that qualify him to serve as a member of the Board, including his service as our Chief Executive Officer and his experience in senior management and board service at other technology and software companies.

Allan Thygesen Age | 63 Director Since | October 2022 Committees | none
Class III Directors

Mike Rosenbaum has served on our Board since September 2025. Since August 2019, Mr. Rosenbaum has served as the Chief Executive Officer, and member of the board, of Guidewire Software, Inc. Prior to joining Guidewire, Mr. Rosenbaum was EVP Product at Salesforce.com, Inc., with responsibility for vision, strategy, product management, customer success and adoption from January 2016 to July 2019. Since joining Salesforce in 2005, Mr. Rosenbaum held several leadership positions and drove many of Salesforce’s product achievements. Prior to joining Salesforce, Mr. Rosenbaum held various technology and marketing roles at Siebel Systems from 2002 to 2005 and served in the U.S. Navy as a submarine officer from 1994 to 1999. Mr. Rosenbaum holds a B.S. in Systems Engineering from the United States Naval Academy and an M.B.A. from the Haas School of Business at the University of California, Berkeley.
We believe that Mr. Rosenbaum possesses specific skills and attributes that qualify him to serve as a member of the Board, including his experience in public company leadership and his industry experience, as well as his experience in leading product development.

Mike Rosenbaum Age | 55 Director Since | September 2025 Committees | Compensation

Enrique Salem has served on our Board since August 2013. Since July 2014, Mr. Salem has been a Partner at Bain Capital Ventures, a venture capital firm. Prior to Bain Capital, Mr. Salem served as President, Chief Executive Officer, and Chief Operating Officer, at Symantec Corp, now known as Gen Digital, Inc., a cybersecurity company. Mr. Salem previously served on the boards of directors of Atlassian Corporation Plc, an enterprise software company; Rubrik, Inc., a data security and cloud data management company; ForeScout Technologies, Inc., a network security software company; and FireEye, Inc., an enterprise cybersecurity company. Mr. Salem holds an A.B. in Computer Science from Dartmouth College.
We believe that Mr. Salem possesses specific attributes that qualify him to serve as a member of the Board, including his substantial board experience in addition to his cybersecurity, investment, management and senior leadership experience at technology companies.

Enrique Salem Age | 60 Director Since | August 2013 Committees | Audit

Docusign	2026 Proxy Statement	11

DIRECTORS AND CORPORATE GOVERNANCE

Peter Solvik has served on our Board since March 2006. Since 2011, Mr. Solvik has been a Managing Director at Jackson Square Ventures, a venture capital firm. Since 2002, Mr. Solvik has been a Managing Director at Sigma Partners, a venture capital firm. Previously, Mr. Solvik served as Senior Vice President at Cisco Systems, Inc., an information technology and networking company. Mr. Solvik holds a B.S. in Business Administration from the University of Illinois Gies College of Business.
We believe that Mr. Solvik possesses specific attributes that qualify him to serve as a member of the Board, including his extensive experience investing in and serving in senior leadership positions at technology companies.

Peter Solvik Age | 67 Director Since | March 2006 Committees | Compensation and Nominating

Maggie Wilderotter has served on our Board since March 2018, and served as Board Chair from January 2019 to January 2026. From June 2022 to October 2022, Ms. Wilderotter served as our interim President and Chief Executive Officer. Since August 2016, Ms. Wilderotter has been co-owner of Wilderotter Vineyards. She previously served in various senior and management roles at Frontier Communications Corp., a telecommunications company, including as President and Chief Executive Officer. Ms. Wilderotter currently serves on the public board of directors of Costco Wholesale Corp., a wholesale retailer. Ms. Wilderotter previously served on the boards of directors of Fortinet, Inc., a cybersecurity company; Sana Biotechnologies, a cell therapy company; Lyft, Inc., a ride-sharing service company; Hewlett Packard Enterprise Co., a technology company; Frontier Communications Corp.; Xerox Corp; DreamWorks Animation SKG Inc., an entertainment company; The Procter & Gamble Company, a consumer products company; Juno Therapeutics, Inc., a biopharmaceutical company; and Cadence Design Systems, an electronic design automation software and engineering services company. Ms. Wilderotter holds a B.A. in Economics from the College of the Holy Cross.
We believe that Ms. Wilderotter possesses specific skills and attributes that qualify her to serve as a member of the Board, including her significant public company leadership experience as both a board member and an officer, as well as her broad-ranging corporate experience, including senior leadership positions in the areas of marketing and technology.

Maggie Wilderotter Age | 71 Director Since | March 2018 Committees | Audit
Director Independence
Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”). Under Nasdaq’s listing rules and requirements, independent directors must comprise a majority of our board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Compensation Committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member. Additionally, Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

12	2026 Proxy Statement	Docusign

DIRECTORS AND CORPORATE GOVERNANCE
Our Board has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board determined that Mses. Briggs, Marrs and Wilderotter and Messrs. Beer, Hayes, Irving, Roberts, Rosenbaum, Salem and Solvik, representing ten of our eleven continuing directors, are “independent directors” as defined under current rules and regulations of the SEC and Nasdaq listing standards. The eleventh continuing director, Mr. Thygesen, currently serves as our President and Chief Executive Officer. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them as described in the section below entitled “Transactions with Related Persons.”
The Board has an independent Board Chair, Mr. Beer, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair enhances the effectiveness of the Board as a whole.
Board Refreshment
We and our Board wish to maintain a Board and committee leadership that productively fulfills these roles and recognize that there can be benefits from periodic refreshment of these leaders. Our Board has a goal of transitioning the Board Chair role and leadership of each of the Board’s standing committees every five to seven years, subject to appropriate considerations. In September 2025, the Board appointed Mr. Beer to serve as our new Board Chair, effective February 1, 2026. Additionally, the Board appointed two new committee chairs and at least one new member on each committee, effective February 1, 2026. Please see the table above entitled ”—Board Overview and Highlights” for additional information on committee members.
Board Meetings
Our Board is responsible for the oversight of company management and the strategy of our company and for establishing corporate policies. Our Board and its committees meet throughout the year on a regular schedule, and also hold special meetings and act by written consent from time to time. The Board and its committees held a total of 20 meetings during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
It is our policy to encourage our directors and director nominees to attend our annual meeting of stockholders. All of our continuing directors and nominees who were directors at the time of the meeting attended the 2025 Annual Meeting of Stockholders.
Board Committees and Responsibilities
Our Board has established an Audit Committee, a Compensation Committee and a Nominating Committee; and from time to time, our Board may establish other committees to facilitate the management of our business. In 2020, the Board established an M&A and Investments Committee to facilitate the review and approval of certain acquisitions and investment opportunities, and to provide additional long-term oversight over the effectiveness of completed transactions. The composition and responsibilities of the Audit Committee, the Compensation Committee and the Nominating Committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.

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DIRECTORS AND CORPORATE GOVERNANCE
The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Each committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq listing standards. Copies of the charters of our Audit Committee, Compensation Committee and Nominating Committee are posted on our website at investor.docusign.com. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement.
For additional detail regarding the Board oversight of risk management, please see the section below entitled “— Role of the Board in Risk Oversight.”

Audit Committee
The Audit Committee oversees our corporate accounting and financial reporting processes, audits of our financial statements, and risk assessment and risk management practices.
The principal duties and responsibilities of our audit committee include, among other things:
01helping our Board oversee the Company’s corporate accounting and financial reporting processes, systems of internal control, and financial statement audits and the integrity of the Company’s financial statements;
02managing the selection, engagement terms, fees, qualifications, independence, and performance of the registered public accounting firm engaged as the Company’s independent outside auditor for the purpose of preparing or issuing an audit report or performing audit services and for performing any non-audit services for which the Company may engage the auditor;
03reviewing any reports or disclosures required by applicable rules and regulations of the SEC and applicable Nasdaq rules, regulations and listing requirements, or such other stock exchange on which any of the Company’s capital stock is then listed;
04overseeing the organization and performance of the Company’s internal audit function;
05overseeing the Company’s risk assessment and risk management practices and policies, including with respect to cybersecurity risk;
06helping our Board oversee the Company’s legal and regulatory compliance;
07providing regular reports and information to the Board with respect to material issues within the scope of its responsibilities; and
08assisting with any additional duties and responsibilities that the Board mandates.

Members:
Teresa Briggs (Chair)
Anna Marrs
Brian Roberts
Enrique Salem
Maggie Wilderotter
Meetings held in FY26: 5
Committee Report:

All Committee members are independent and each member is determined to be an “audit committee financial expert,” as defined in applicable SEC rules and “financially sophisticated” as defined in applicable Nasdaq rules.

The Board has determined that each member of the Audit Committee is independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards), and qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of these directors’ levels of knowledge and experience based on a number of factors, including formal education and experience as a chief financial officer for public reporting companies.

14	2026 Proxy Statement	Docusign

DIRECTORS AND CORPORATE GOVERNANCE

Compensation Committee
The primary purpose of the Compensation Committee of the Board is to discharge the responsibilities of our Board to oversee our compensation and human capital management policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate.
The principal duties and responsibilities of our Compensation Committee include, among other things:
01acting on behalf of the Board, pursuant to delegated authority, in order to oversee the Company’s compensation policies, plans and programs and review and determine the compensation to be paid to the Company’s executive officers and directors or recommend the same to the Board for approval;
02reviewing and discussing with management the Company’s disclosures contained under the caption “Executive Compensation Discussion and Analysis” for use in any of the Company’s annual reports on Form 10-K, registration statements, proxy statements, information statements or similar documents;
03preparing and reviewing the Compensation Committee report on executive compensation included in the Company’s annual proxy statement (and incorporated by reference in the Company’s Form 10-K) in accordance with applicable rules and regulations of the SEC in effect from time to time;
04reviewing the Company’s strategy and policies relating to human capital management, including leadership development and succession planning for the Company’s Chief Executive Officer and other members of senior management;
05reviewing, approving, and providing oversight of any compensation recoupment, or clawback; and
06performing the other responsibilities set forth in its charter as in effect from time to time.

Members: Pete Solvik (Chair) Cain Hayes Blake Irving Mike Rosenbaum Meetings held in FY26: 5 Committee Report: Page 74 All Committee members are independent.
The Board has determined each member of the Compensation Committee is independent under Nasdaq listing standards, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

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DIRECTORS AND CORPORATE GOVERNANCE

Nominating Committee
The Nominating Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending for selection by the Board candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and reviewing and recommending any amendments to our Corporate Governance Guidelines.
The Nominating Committee’s responsibilities include, among other things:
01overseeing all aspects of the Company’s corporate governance functions on behalf of our Board;
02making recommendations to our Board regarding corporate governance issues;
03periodically reviewing and recommending, as appropriate, desired Board qualifications, expertise, background and experience, including experience in technology, finance, management, corporate governance or any other areas the Nominating Committee expects to contribute to an effective Board;
04identifying, reviewing and evaluating candidates to serve as directors of the Company consistent with criteria approved by the Board;
05serving as a focal point for communication between such candidates, non-committee directors and the Company’s management;
06reviewing and evaluating incumbent directors;
07recommending that the Board select nominees for election or appointment to the Board; and
08making other recommendations to the Board regarding affairs relating to the directors of the Company, including director compensation.

Members: Blake Irving (Chair) Teresa Briggs Pete Solvik Meetings held in FY26: 5 All Committee members are independent.
The Board has determined each member of the Nominating Committee is independent under Nasdaq listing standards
Board and Committee Evaluations
The Board is committed to a robust and constructive evaluation process as an essential part of good corporate governance. The Board and committee evaluation process is generally overseen by the Nominating Committee, and in prior years has included a combination of confidential questionnaires and director interviews, including a third-party confidential facilitator who developed recommendations. In fiscal 2026, the Board opted to conduct its self-evaluation in tandem with the onboarding and orientation process for incoming Board chair James Beer, in order to avoid duplicative interviews and assessments. As part of his orientation, Mr. Beer interviewed each independent director to solicit their feedback on the Board and Board committees and members; their effectiveness and composition; Board leadership; Board refreshment and recruitment goals; and other related topics. Mr. Beer reviewed interview feedback with our third party confidential facilitator to develop recommendations. He also reviewed the feedback and recommendations with the incoming Nominating Committee chair Blake Irving and with the full Board, to identify any appropriate changes to policies and practices based on the results of the evaluation and the evolving needs of the Company.

16	2026 Proxy Statement	Docusign

DIRECTORS AND CORPORATE GOVERNANCE
Evaluation of Director Nominees
The Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically also considers age, skills, varied backgrounds and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee at the following address: c/o Docusign, Inc., 221 Main Street, Suite 800, San Francisco, California 94105, Attn: Corporate Secretary, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Submissions must include the full name and address of the stockholder on whose behalf the submission is made, the number of shares owned beneficially by such stockholder as of the date of the submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and any additional information required by our Bylaws. Our Nominating Committee has discretion to decide which individuals to recommend for nomination as directors. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
2026 Director Nominations
This year, the Board has renominated Allan Thygesen, James Beer, and Cain Hayes as Class II directors. For more information about each of these directors, please refer to “Director Biographies” earlier in this section.
Cain Hayes
At our 2023 annual meeting, Cain Hayes received "For" votes from 49.8% of stockholders. As described in our 2024 proxy statement, the Board took this voting outcome seriously. We undertook robust stockholder engagement efforts to solicit stockholder perspectives, and in March 2024, the Board approved changes to our Bylaws to provide for a majority voting standard in uncontested elections of members of our Board. Our stockholder engagement also indicated that the votes against Mr. Hayes in 2023 were based on his role as the sole member of the Compensation Committee and the Nominating Committee up for election at that time, and did not reflect concerns with his individual record, tenure or qualifications.
We believe Mr. Hayes' skills, background and experience — in particular his executive experience in the financial services and healthcare sectors, which are both key market segments for Docusign — remain highly valuable to Docusign and qualify him to continue serving on the Board. Because we believe Mr. Hayes remains a qualified and valuable member of our Board, and

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DIRECTORS AND CORPORATE GOVERNANCE
because Docusign has made significant governance and compensation changes in response to the underlying causes of the vote in 2023, the Board recommends that our stockholders re-elect Mr. Hayes as a director at our 2026 annual meeting.
For more background into our stockholder engagement timeline and discussions, please see the section entitled “Stockholder Engagement.”
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process, including strategic, financial, business, operational, cybersecurity, environmental, legal, regulatory and reputational risks and, more recently, inflation, interest rate increases, and regional or global conflicts, among others.
The Board believes that its current leadership structure facilitates its risk oversight responsibilities. In particular, the Board believes the independent Board Chair, majority-independent Board and independent Board committees provide a well-functioning and effective balance. Although the Board does not have a standing risk management committee, it administers this oversight function directly through the Board as a whole, through the Audit Committee (with respect to financial risk exposures, cybersecurity and other areas within its oversight), and through its other standing committees that address risks inherent in their respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from executive management, as well as incidental reports as matters may arise. It is then the responsibility of the committee chairs to report findings regarding material risk exposures to the Board, as appropriate. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk and mitigations appropriate for the Company.

Board Committees & Risk Oversight

Audit Committee
•Considers and discusses any major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.
•Oversees risks associated with cybersecurity, information security and data privacy, and regularly reviews with management the Company’s data security programs and assessment, management and mitigation of such risks.
•Monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

Nominating & Corporate Governance Committee
•Oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure and director independence, as well as succession planning.

Compensation & Leadership Development Committee •Assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Strategic Oversight & AI
Our Board regularly engages with management to review the company’s strategic objectives, including the risks associated with these strategies. The Board also oversees management’s performance in areas related to strategic initiatives, financial performance, accounting and financial reporting, risk management, and compliance. This review incorporates material developments to the company or the industry in which the company operates and issues affecting peers and competitors.
Because AI is a fundamental element of our products and the marketplace in which we compete, our full Board currently retains oversight over AI risks, strategy and governance. This includes regular reviews with management on AI risks and opportunities affecting the Company's product strategy, sales and marketing efforts, and internal operations. The Board continues to evaluate AI as part of its strategic and risk oversight review, and will monitor and update our AI governance and risk assessment model as appropriate.

18	2026 Proxy Statement	Docusign

DIRECTORS AND CORPORATE GOVERNANCE
For more information about the company’s business, strategy and risks related to our business, please refer to our Annual Report on Form 10-K for the fiscal year ended January 31, 2026, filed with the SEC on March 18, 2026.
Cybersecurity Risk Oversight
Securing the information of our users, team members, vendors, and other third parties is important to us. We have adopted physical, technological, and administrative controls on data security, and have defined procedures for data incident detection, containment, response, and remediation. While everyone at our company plays a part in managing these risks, our Board, Audit Committee, and management share oversight responsibility. Accordingly, our management team provides regular cybersecurity updates to our Board and regular updates on cyber risk management to the Audit Committee. We also maintain information security risk insurance coverage. For more information about the Company’s cybersecurity risk management and strategy, please refer to our Annual Report on Form 10-K for the fiscal year ended January 31, 2026, filed with the SEC on March 18, 2026.
ESG Oversight
Our Board has overall responsibility for overseeing environmental, social and governance (“ESG”) matters impacting our business, assisted by our Nominating Committee. Additionally, all of our Board committees also consider and address ESG matters affecting their areas of responsibility, and periodically report to the full Board with respect to (and may make recommendations regarding) those matters, as summarized below.

The Board
Audit Committee	Nominating Committee	Compensation Committee

Supporting oversight role, focusing on:	Central oversight role, focusing on:	Supporting oversight role, focusing on:

•ethical compliance •risk oversight relating to ESG initiatives and disclosure controls and procedures	•social responsibility •environmental impact & sustainability •governance, director succession, and Board refreshment	•executive compensation •human capital management •leadership development & executive succession

Full Board Maintains Overall Responsibility for ESG Oversight
For more information on our ESG-related programs and initiatives, see the section below entitled “Impact and Governance”.

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DIRECTORS AND CORPORATE GOVERNANCE
Corporate Governance Principles
Our Board is committed to high standards for stewardship, accountability and effective corporate governance, and we believe our governance policies and practices align with the Corporate Governance Principles for U.S. Listed Companies published by the Investor Stewardship Group (“ISG”) as described below:

ISG Principle	Docusign Governance Policy or Practice

Principle 1: Boards are accountable to stockholders	•Majority voting in uncontested director elections & director resignation policy •Proxy access on market terms •Extensive disclosure of our corporate governance practices
Principle 2: Stockholders should be entitled to voting rights in proportion to their economic interest.	•Each stockholder entitled to one vote per share (no dual class structure)
Principle 3: Boards should be responsive to stockholders and be proactive in order to understand their perspectives.
•Year-round stockholder engagement program, with director participation as appropriate and feedback reported directly to the Board
•Board responsive to stockholder feedback, including on our Board structure and composition, executive compensation and director election standards
•All directors who were members of the Board at the time of the meeting participated in our 2025 Annual Meeting and were available to respond to stockholder questions

Principle 4: Boards should have a strong, independent leadership structure.
•Independent Board Chair with robust authority selected by the independent directors
•Non-management directors meet regularly in executive session
•Fully independent Audit, Compensation and Nominating Committees (with independent chairs)

Principle 5: Boards should adopt structures and practices that enhance their effectiveness.
•10 of our 11 continuing directors (or 91%) are independent, with varied backgrounds, skills and experiences
•Annual Board and committee evaluation program
•Consistent track record of open dialogue between Board and various levels of management

Principle 6: Boards should develop management incentive structures that are aligned with the long-term strategy of the company.
•Compensation Committee annually reviews and approves incentive program design, goals and objectives for alignment with compensation and business strategies
•Annual and long-term incentive programs are designed to reward financial and operational performance that furthers short- and long-term strategic objectives

20	2026 Proxy Statement	Docusign

Communications and Policies
Communications with Our Board of Directors
Stockholders or interested parties who wish to communicate with our Board or with an individual director may do so by mail to our Board of Directors or the individual director, care of our Corporate Secretary at 221 Main Street, Suite 800, San Francisco, CA 94105. The communication should indicate that it contains a stockholder or interested party communication. Our Chief Legal Officer or his or her designee, in consultation with appropriate directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to our Board Chair. Abusive, threatening or otherwise inappropriate materials, and items unrelated to the duties and responsibilities of our Board will not be provided to directors.
Code of Business Conduct and Ethics
We currently have a Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at investor.docusign.com. The Audit Committee is responsible for reviewing the results of management’s efforts to monitor compliance with our programs and policies designed to ensure adherence to applicable laws and regulations, including the Code of Conduct. We intend to disclose on our website at investor.docusign.com any amendments to the Code of Conduct, or any waivers of its requirements for directors and executive officers, as required by applicable law or Nasdaq listing standards. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference into this Proxy Statement the information on or accessible through our website.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines (“Guidelines”) in order to help the Board carry out its oversight role effectively and make decisions independently. The Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Guidelines are intended to align the interests of directors and management with those of the Company’s stockholders, and are reviewed regularly, including during fiscal 2026, to ensure continued alignment of interests and consistency with best market practices. For example, in 2025, the Board revised the Guidelines to incorporate goals for the rotation of leadership roles on the Board and committees.
The Guidelines, as well as the charters for each committee of the Board, may be viewed at investor.docusign.com.

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Impact and Governance
The Docusign Principles are our shared expectations for how we work together and how we deliver for our customers. Shaped by hundreds of employees across every region and function, they give us a common language and clear standards for how we show up. Our Principles set the bar for what great looks like at Docusign.1

Docusign Principles
Customer First	Deliver Results	Say What Matters	Own It, Make It Better	One Team

Sustainability	Employees
By digitizing paper- and energy-intensive processes, we have helped save: 149 Billion Sheets of Paper Saved
We foster a culture that celebrates and harnesses the strength of our people, recognizing that every individual brings unique perspectives and experiences to the table.
As of January 31, 2026, we had 7,044 employees, of which approximately 60% were based in the U.S. and the remainder in international locations.

Our Communities	$25M in employee & reward donations / company matching	140,000 hours volunteered in local communities	10,700 organizations supported	~$5M in grants to support stronger communities
Docusign is dedicated to corporate responsibility and putting our values into action. Our impact since 2017 includes:

Governance

Corporate Governance: Our Board oversees our ESG programs and assesses risk oversight over our initiatives. For further information, please see the sections above entitled “Directors and Corporate Governance — Role of the Board in Risk Oversight — ESG Oversight”. Our Code of Conduct is publicly available and, together with other internal policies, sets standards for the way we do business, clearly communicates our values and expectations, describes our commitment to ethical business practices, including our human rights policy and human trafficking and modern slavery policies, and in conjunction with our Global Gift and Anti-Corruption Policy, our adherence to global anti-corruption laws. Our Corporate Governance Guidelines are also publicly available and detail our corporate governance practices with respect to our Board and committees of the Board and are reviewed periodically by our Nominating Committee. For more information about our corporate governance practices, please visit investor.docusign.com.
Commitment to Trust and Security: We care about your business, and we honor the trust you place in our solutions. We fulfill that responsibility with a comprehensive approach addressing the security, privacy, compliance, and validity of your Docusign transactions. To learn more, please visit www.docusign.com/trust.

Recognition
-#1 Most Trustworthy software and telecommunications Company in America 2025.
-Leader in the 2025 Gartner® Magic Quadrant™ for Contract Life Cycle Management for the Sixth Consecutive Year
-Fast Company’s Most Innovative Companies of 2026

Statements regarding our goals are aspirational and not firm commitments or guarantees that they will be met. Content available at websites and in documents referenced are not incorporated herein and are not part of this proxy statement. For further information, please see our most recent Impact Report at investor.docusign.com, and our Annual Report on Form 10-K for the fiscal year ended January 31, 2026, filed with the SEC on March 18, 2026.

22	2026 Proxy Statement	Docusign

Director Compensation
Non-Employee Director Compensation Policy
The Compensation Committee, after considering the information, analysis and recommendations provided by Compensia, its independent compensation consultant, including data regarding compensation paid to non-employee directors by companies in our “peer group” (as described in the section below entitled “Executive Compensation Discussion and Analysis — Compensation-Setting Process — Fiscal 2026 Compensation Peer Group”), evaluates the appropriate level and form of compensation for non-employee directors and recommends compensation changes to the Board when appropriate. All compensation for non-employee directors is made pursuant to our Non-Employee Director Compensation Policy, which our Compensation Committee reviews annually. Following its annual review of the Non-Employee Director Compensation Policy, no changes were made in fiscal 2026. Additionally, our 2018 Equity Incentive Plan limits the maximum number of shares of our common stock subject to an equity award that may be granted during any single year to any non-employee director, taken together with any cash fees paid for Board service during such year, to no more than $600,000 in total value.
Please see our Non-Employee Director Compensation Policy, listed as Exhibit 10.13 in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026, filed with the SEC on March 18, 2026. For fiscal 2026, annual compensation for non-employee directors consisted of:

Board Fees(1)	Fiscal Year 2026

Cash Retainer	$46,500
Annual RSU Awards for Continuing Directors(2)	Equal to $250,000 divided by the closing price of our common stock on the grant date
Initial RSU Awards for New Directors(3)	Equal to $500,000 divided by the closing price of our common stock on the grant date

Committees and Non-Employee Chair Fees	Fiscal Year 2026

Board Chair(4)	$102,500
Lead Independent Director(4)	$102,500
Audit Committee Chair	$30,000
Compensation Committee Chair	$22,500
Nominating Committee Chair	$12,200
Non-chair Audit Committee Member	$15,000
Non-chair Compensation Committee Member	$11,400
Non-chair Nominating Committee Member	$6,000
1.All cash compensation to directors is paid in quarterly installments in arrears following each fiscal quarter, pro-rated for any partial service.
2.The annual RSU awards are granted annually on the date of our annual meeting of stockholders and generally vest in four equal quarterly installments, with the fourth installment vesting on the earlier of the next annual meeting or the one-year anniversary of the date of grant. All annual grants will vest in full upon a change in control transaction.
3.Each new non-employee director receives an RSU grant upon joining the Board. The RSU awards vest over three years in equal quarterly installments. All initial grants will vest in full upon a change in control transaction.
4.The fee is only paid to a non-employee Board Chair or Lead Independent Director, as applicable, and is in lieu of the base cash retainer fee of $46,500.

Docusign	2026 Proxy Statement	23

DIRECTOR COMPENSATION
Non-Employee Director Compensation - Fiscal 2026
The following table provides information regarding total compensation, in accordance with our non-employee director compensation policy, for our non-employee directors for their service in the fiscal year ended January 31, 2026.

Name(1)	Fees Earned and Paid in Cash ($)	Stock Awards ($)(2)	Total ($)

James Beer	61,500	249,930	311,430
Teresa Briggs	76,500	249,930	326,430
Cain A. Hayes	57,900	249,930	307,830
Blake J. Irving	75,000	249,930	324,930
Anna Marrs	61,500	249,930	311,430
Brian Roberts(3)	—	—	—
Mike Rosenbaum(4)	22,952	499,947	522,899
Enrique Salem	61,500	249,930	311,430
Peter Solvik	70,100	249,930	320,030
Daniel Springer(5)	10,711	—	10,711
Maggie Wilderotter	102,500	249,930	352,430
1.Mr. Thygesen did not receive any compensation for his service as a director. Please see the section below entitled “Executive Compensation Tables — Summary Compensation Table” for a summary of payments made to Mr. Thygesen.
2.The amounts reflect the full grant date fair value for awards granted during fiscal 2026. The grant date fair value was computed in accordance with Topic 718. This calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the director will perform the requisite service for the award to vest in full. See Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026, for the valuation assumptions and other related information. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.
3.The Board appointed Mr. Roberts in March 2026 (fiscal 2027), and thus he did not receive compensation in fiscal 2026.
4.The Board appointed Mr. Rosenbaum in September 2026 and he received an initial grant of RSU awards for commencing his service and cash compensation, pro-rated, for his service as director commencing September 2025, as set forth in the above table.
5.Mr. Springer resigned from the Board effective April 24, 2025, and his cash compensation was pro-rated for his service as a director. Mr. Springer did not receive any equity awards during fiscal 2026.

24	2026 Proxy Statement	Docusign

DIRECTOR COMPENSATION
The following table provides information regarding the number of shares subject to outstanding RSU and option awards held by each director as of January 31, 2026 and granted in accordance with our Non-Employee Director Compensation Policy described above, except as noted below.

Name	Shares Subject to Outstanding RSU Awards	Shares Subject to Outstanding Options

James Beer	1,458	—
Teresa Briggs	1,458	—
Cain A. Hayes	1,458	—
Blake J. Irving	1,458	—
Anna Marrs	2,908	—
Brian Roberts(1)	—	—
Mike Rosenbaum(2)	5,743	—
Enrique Salem	1,458	—
Peter Solvik	1,458	—
Daniel Springer(3)	—	—
Maggie Wilderotter	1,458	3,000
1.The Board appointed Mr. Roberts in March 2026 (fiscal 2027), and thus he did not receive compensation in fiscal 2026.
2.The Board appointed Mr. Rosenbaum in September 2026 and he received an initial grant of RSU awards for commencing his service as director, as set forth in the above table.
3.Mr. Springer resigned from the Board, effective April 24, 2025, and thus did not receive equity awards in fiscal 2026.

Docusign	2026 Proxy Statement	25

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding beneficial ownership of our common stock by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each Named Executive Officer; and (iv) all current directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors and director nominees, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned. For our directors and director nominees, Named Executive Officers and current directors and executive officers as a group, the information in the table is as of March 15, 2026 and for other stockholders, the information is as of December 31, 2025 based on their filings with the SEC.
Except as set forth below, the address of each stockholder listed in the following table is Docusign, Inc., 221 Main St., Suite 800, San Francisco, California 94105. In accordance with SEC rules, applicable percentage ownership for our directors and executive officers in the following table is based on 195,945,841 shares of our common stock outstanding as of March 15, 2026, plus, as applicable, each holder’s options or other equity awards vesting or exercisable within 60 days thereof.

Name and Address of Beneficial Owner	Number of Shares	(%)

BlackRock, Inc.(1) 55 East 52nd Street, New York, New York 10055	23,933,516	12.21
The Vanguard Group(2) 100 Vanguard Boulevard, Malvern, PA 19355	21,399,690	10.92
Directors and Named Executive Officers

James Beer(3)	20,300	*
Teresa Briggs	9,899	*
Cain A. Hayes	14,988	*
Blake J. Irving	25,364	*
Anna Marrs	12,251	*
Brian Roberts	—	*
Mike Rosenbaum	1,044	*
Enrique Salem	166,589	*
Peter Solvik(4)	200,513	*
Maggie Wilderotter(5)	62,803	*
Robert Chatwani(6)	96,024	*
Blake Grayson(7)	144,101	*
Paula Hansen(8)	105,246	*
James P. Shaughnessy(9)	77,578	*
Allan Thygesen (10)	219,801	*
Current Directors and Executive Officers as a Group (15 Persons) (11)	1,156,501	*
*    Represents beneficial ownership of less than one percent.

26	2026 Proxy Statement	Docusign

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
1.Based upon a Schedule 13G/A filed with the SEC on November 7, 2024 by BlackRock, Inc., on behalf of itself, BlackRock Life Limited; BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock France SAS; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors*; BlackRock Institutional Trust Company; National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; SpiderRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; BlackRock Asset Management North Asia Limited; BlackRock (Singapore) Limited; and BlackRock Fund Managers Ltd., BlackRock, Inc. reported that it has sole voting power with respect to 21,925,750 shares of common stock, sole dispositive power with respect to 23,933,516 shares of common stock, and no shared voting or shared dispositive power.
2.Based upon a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group. The Vanguard Group reported that it has no sole voting power, sole dispositive power with respect to 20,931,400 shares of common stock, shared voting power of 151,101 shares of common stock and shared dispositive power of 468,290 shares of common stock.
3.Includes 5,543 shares of common stock held indirectly by Mr. Beer in trust.
4.Includes 192,272 shares of common stock held indirectly by Mr. Solvik in trust, in children’s trusts, in family partnership, and by spouse.
5.Includes options exercisable for 3,000 shares of common stock within 60 days of March 15, 2026.
6.Includes 6,870 RSUs that vest within 60 days of March 15, 2026.
7.Includes 10,305 RSUs that vest within 60 days of March 15, 2026.
8.Includes 20,013 RSUs that vest within 60 days of March 15, 2026.
9.Includes 11,947 RSUs that vest within 60 days of March 15, 2026.
10.Includes 41,314 RSUs that vest within 60 days of March 15, 2026.
11.Includes (i) options exercisable for 3,000 shares of common stock within 60 days of March 15, 2026; and (ii) 90,499 RSUs that vest within 60 days of March 15, 2026 held by our current executive officers and directors.

Docusign	2026 Proxy Statement	27

Fiscal Year 2026 Executive Officers
The following table provides certain information about Docusign’s executive officers serving as of April 1, 2026.

Current Officers	Name	Age	Position(s)

	Allan Thygesen	63	President, Chief Executive Officer
	Blake Grayson	52	Executive Vice President, Chief Financial Officer
	Robert Chatwani	50	President, General Manager, Growth
	Paula Hansen	54	President, Chief Revenue Officer
	James P. Shaughnessy	71	Chief Legal Officer
Fiscal 2026 Executive Officer Biographies
For information regarding Mr. Thygesen, please see the section above entitled “Directors and Corporate Governance — Biographies”.
Blake Grayson has served as our Executive Vice President and Chief Financial Officer since June 2023. Mr. Grayson previously served as Chief Financial Officer of The Trade Desk from December 2019 to May 2023. Prior to joining The Trade Desk, Mr. Grayson was at Amazon.com, Inc. from February 2009 to December 2019, where he served in a number of positions. Most recently, Mr. Grayson was Vice President, Finance, for the International Consumer business, serving from April 2018 to December 2019 as the Head of Finance for businesses in the UK, Germany, France, Italy, Spain, Turkey, India, Japan, China, Australia, Brazil, the Middle East, and Singapore, as well as worldwide finance teams for Automated Marketing, Kindle Content/Books and Global Payments. Prior to that, Mr. Grayson was Vice President, Finance for Amazon Marketplace between April 2015 and April 2018 and Finance Director, North America retail (Consumables, Amazon Fresh, and Global Payments) from March 2013 to April 2015. Prior to his employment with Amazon, from 2003 to 2009, Mr. Grayson worked for Washington Mutual/JP Morgan Chase leading payments finance and financial planning and analysis functions, and previously worked in the wireless and financial services industries. Mr. Grayson received a B.A. in Business Administration (Phi Beta Kappa) from the University of Washington and an M.B.A. (with honors) from the University of Southern California.
Robert Chatwani has served as our President and General Manager, Growth since February 2023. From March 2017 to February 2023, Mr. Chatwani served as Chief Marketing Officer at Atlassian, Inc., a SaaS company. Prior to Atlassian, Mr. Chatwani served as Chief Revenue & Marketing Officer for social e~~-~~commerce platform Spring. Mr. Chatwani also previously served in various roles of increasing responsibility at eBay Inc., including most recently as Chief Marketing Officer of North America. Mr. Chatwani holds a B.S. in marketing from DePaul University and an M.B.A. from UC Berkeley Haas School of Business, and studied at Kansai Gaidai University in Japan.

28	2026 Proxy Statement	Docusign

FISCAL YEAR 2024 NAMED EXECUTIVE OFFICERS
Paula Hansen has served as our President and Chief Revenue Officer since August 2024. Ms. Hansen previously served as President of Alteryx, Inc., an analytics company, from February 2022 to July 2024 and as Chief Revenue Officer of Alteryx, Inc. from May 2021 to July 2024. Prior to joining Alteryx, Ms. Hansen served as Chief Revenue Officer of SAP Customer Experience, SAP SE’s portfolio of customer relationship management software solutions, from February 2019 to May 2021. Prior to that, Ms. Hansen served in various sales roles at Cisco Systems, Inc., a technology company, from April 2000 to February 2019, including most recently as Vice President Sales, Global Enterprise Segment. Ms. Hansen currently serves on the board of directors of Darktrace plc, a private cybersecurity AI company. Ms. Hansen previously served on the board of directors of Qualtrics, an experience management software provider, from December 2020 to May 2021. Ms. Hansen holds a B.S. in electrical engineering from the Virginia Polytechnic Institute and State University.
James Shaughnessy has served as our Chief Legal Officer since May 2022. From 2011 to 2022, Mr. Shaughnessy served in various roles at Workday, Inc., an enterprise software company, including as Senior Advisor, Corporate Affairs from April 2021 to May 2022; Executive Vice President, Corporate Affairs from September 2019 to April 2021; and Senior Vice President, General Counsel & Secretary from 2011 to September 2019. From 2007 to 2011, Mr. Shaughnessy served as Senior Vice President, Chief Administrative Officer and General Counsel of Orbitz Worldwide, Inc., a global online travel company. From 2005 to 2007, Mr. Shaughnessy served as Senior Vice President and General Counsel of Lenovo Group Ltd. In 2004, Mr. Shaughnessy served as Senior Vice President, General Counsel and Secretary of PeopleSoft, and prior to 2004, he held various senior legal positions with Hewlett-Packard Company, Compaq Computer Company and Digital Equipment Corporation. Mr. Shaughnessy holds a B.S. in Political Science from Northern Michigan University and a Master’s degree in Public Policy and a J.D. from the University of Michigan.

Docusign	2026 Proxy Statement	29

Executive Compensation Discussion
and Analysis
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during fiscal 2026, including our executive compensation policies and practices, how and why the Compensation Leadership and Development Committee (referred to in this section as the “Committee”) arrived at compensation decisions for our named executive officers (“NEOs”), and the key factors the Committee considered in making those decisions.
Fiscal 2026 Named Executive Officers
During fiscal 2026, our NEOs were:

Current Officers	Age*	Position(s)

Allan Thygesen	63	President, Chief Executive Officer
Blake Grayson	52	Executive Vice President, Chief Financial Officer
Robert Chatwani	50	President, General Manager, Growth
Paula Hansen	54	President, Chief Revenue Officer
James P. Shaughnessy	71	Chief Legal Officer
*Ages as of April 1, 2026.
Executive Compensation Discussion and Analysis Contents

EXECUTIVE SUMMARY	31
COMPENSATION PHILOSOPHY AND PRACTICES	34
COMPENSATION ELEMENTS	35
FISCAL 2026 EQUITY AWARDS	39
ACHIEVEMENT OF PSU AWARDS	43
COMPENSATION-SETTING PROCESS	44
OTHER COMPENSATION POLICIES	46

30	2026 Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Fiscal 2026 Financial Performance Highlights
In fiscal 2026, we delivered another strong year of financial performance and execution. Some highlights include:

$3.2B Total revenue, an 8% increase year-over-year.	$3,272M Annual Recurring Revenue, an 8% increase year-over-year.	79.4% GAAP gross margin, compared to 79.1% in fiscal 2025. Non-GAAP gross margin was 82.0%, compared to 82.2% in fiscal 2025.	>1.8M Total customers increased to over 1.8 million.

For further financial performance information, see the section above entitled “Fiscal Year 2026 in Review — Financial Highlights.”
To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including annual recurring revenue, non-GAAP gross margin, and non-GAAP net income per share. For a full reconciliation for each non-GAAP financial measure set forth above to the most directly comparable financial measure stated in accordance with GAAP, please see our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 filed on March 18, 2026 and Exhibit 99.1 to our Current Report on Form 8-K filed on March 17, 2026.
2025 Say-on-Pay Vote and Stockholder Engagement
The Committee considers the results of our Say-on-Pay vote when making decisions regarding the structure and implementation of our executive compensation programs. Although a majority of stockholders voted in favor of our Say-on-Pay proposal at our 2025 annual meeting, the Board and Compensation Committee believed we could still improve, and resolved to better understand and address stockholders’ remaining concerns on executive compensation and disclosure. We undertook extensive engagement efforts to better understand this result, including direct participation by Committee members and our Board Chair in meetings with stockholders.
Based on our engagement and following the 2025 Say-on-Pay vote, we determined to act on the following additional concerns that stockholders:

Docusign	2026 Proxy Statement	31

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Remaining Concerns	Our Response [1]

CEO Compensation levels: Magnitude of pay	Action: Maintained CEO total target compensation for FY26 at the same levels as the prior year.
Financial PSUs: 1 year performance periods	Action: Incorporated multi-year performance conditions into our financial PSUs (2 years for FY26). Commitment: For FY27, commitment to include 3-year performance condition.
Financial PSUs: Additional transparency on metrics	Action: Disclosed achievement (previously already included target and attainment %) starting with this proxy.
TSR PSUs: Targeted median performance	Action: Increased target to the 55th percentile target for TSR-based PSUs.
Annual Cash Incentive Program: Limited transparency on metrics	Action: Disclosed completed performance year’s thresholds and maximums starting with this proxy (excluding Net ACV due to competitive sensitivity).
1.In fiscal 2026, the Compensation Committee also (1) adopted the S&P Software & Services Select Industry Index for our TSR PSU program, replacing the Nasdaq Composite Index, in order to more closely align to Docusign’s business and industry; and (2) adopted annual, versus semi-annual, payouts for NEOs under our Company Incentive Plan, in part driven by stockholder feedback.
The Committee remains committed to continuous engagement with stockholders as they review our executive compensation program at least annually to ensure ongoing alignment between our executive compensation program and the long-term interests of our stockholders. Please see the section above entitled “Stockholder Engagement” for further detail on the 2025 say-on-pay vote and stockholder feedback and responses on compensation and corporate governance matters.
Fiscal 2026 Compensation Program Summary
Our executive compensation program is designed to strengthen the link between pay and performance by having a significant amount of compensation tied to rigorous financial and operational performance targets and strategies to create sustained, long-term stockholder value. We seek to closely align our executive officers’ interests with those of our stockholders by allocating a significant portion of their total target annual compensation to variable and/or “at risk” compensation tied to defined performance targets, TSR and/or continued service. The Committee regularly evaluates our executive compensation program, including considering stockholder feedback in its annual evaluation of executive compensation and NEO performance. The Board and the Committee are committed to continued stockholder engagement and welcome stockholders’ perspectives and feedback, as described further in the section above entitled “Stockholder Engagement”. For more information and details regarding our fiscal 2026 executive compensation program, please see the section below entitled “— Compensation Elements”.

32	2026 Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Our Committee took the following key actions with respect to our NEOs’ compensation for and during fiscal 2026:

Fiscal 2026 Base Salaries	Maintained the base salary for our NEOs at same level as in fiscal 2025.
Fiscal 2026 Annual Cash Incentive (CIP)
Target Bonuses: Maintained target bonus percentages for our NEOs as same level as in fiscal 2025.
Performance Goals and Achievement:
•The payout for our NEOs in our CIP was 101.9% of target for the full fiscal year.
For further information, see the section below entitled “— Compensation Elements — Annual Cash Incentives”.

Fiscal 2026 Long-Term Incentive Program
Granted long-term equity awards to our NEOs:
•Granted our CEO a mix of 60% PSUs and 40% RSUs.
•Granted our other NEOs a mix of 50% PSUs and 50% RSUs.
•PSUs:
◦Half of PSUs based on relative TSR over a three-year period and the NEO’s continued employment.
◦Half of PSUs based on financial performance (Subscription Revenue Growth and Free Cash Flow) achieved during fiscal 2026 and fiscal 2027. Earned amounts vest over three years.
•RSUs: Granted fiscal 2026 focal RSUs vesting over four years based on continued employment.
For further information, see the sections below entitled “— Fiscal 2026 Equity Awards” and “— Achievement of PSU Awards”.

To incentivize strong financial and operational performance and long-term value creation for our stockholders, the Committee linked executive compensation directly to performance metrics that are key drivers of our success and the health of our business. The fiscal 2026 annual cash bonus under our company incentive plan (“CIP”) and PSUs awarded during fiscal 2026 to our NEOs incorporate the performance metrics as shown below:
See the section below entitled “— Compensation Elements” for definitions and more information about these performance metrics.

Docusign	2026 Proxy Statement	33

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Practices
Compensation Philosophy and Objectives
Our executive compensation philosophy and objectives are to establish a compensation program that:
•Recruits, rewards and retains highly qualified executive officers who have the skills and leadership necessary to grow our business;
•Aligns the long-term interests of our stockholders and executive officers;
•Ensures a significant portion of executive compensation is performance-based;
•Motivates our executive officers by giving them a stake in our growth and prosperity and encouraging their continued service with us; and
•Provides compensation packages that are competitive and reasonable relative to peers, the overall market and individual performance.
Compensation Practices
Consistent with this philosophy and to meet these objectives, we maintain the following compensation practices and policies:

What We Do		What We Don’t Do

✓	Maintain a Committee consisting entirely of independent members	X	Permit any of our employees or directors to engage in short sales, hedging, pledging, margin accounts or transactions in derivatives of our securities

✓	Use an independent compensation consultant, retained directly by the Committee	X	Offer fixed term (vs. “at-will”) employment for our NEOs

✓	Maintain stock ownership guidelines for our NEOs and non-employee directors	X	Provide our NEOs any deferred compensation or access to special retirement or pension plans that are not generally available to all our employees

✓	Align NEO compensation with stockholder interests using equity compensation, at least half of which is performance-based	X	Provide tax reimbursements or gross-ups on executive change-in-control payments

✓	Use a representative peer group of comparable software and services companies, as well as relevant compensation survey data, when setting executive compensation	X	Offer special health benefits—NEOs are eligible for the same health benefits as are generally available to all our employees

✓	Set a reasonable limit on compensation granted or paid to a non-employee director in any fiscal year	X	No “single trigger” vesting acceleration upon a change-in-control of Docusign for NEOs

✓	Annually assess the risks of our compensation programs company-wide	X	Provide significant perquisites to our NEOs

✓	Maintain a compensation clawback policy

34	2026 Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Compensation Elements
Principal Elements of Compensation; Fiscal 2026 Pay Mix
Consistent with our compensation objectives and our pay-for-performance philosophy described above, we compensate our continuing NEOs in the form of base salaries, annual cash incentives, and long-term equity incentives consisting of time-based RSUs and PSUs. At the time of hire, executives’ compensation packages are negotiated on an arm’s length basis and accordingly may vary from our standard structure in the year of hire.
The following table describes the principal elements of our executive compensation program for fiscal 2026:

	Pay Element	Metrics	Weight (%)	Rationale

Base Salary	Cash	N/A	N/A	Provides a fixed and stable level of income for performance of day-to-day responsibilities
Annual Cash Incentive	Performance-Based Cash Incentive	Non-GAAP Operating Income(1)	45%	Measure of operating profitability, excluding impacts from financing, capital expenditures and stock-based compensation.
		Net ACV(2)	22.5%	Primary internal indicator of future subscription revenue growth.
		Revenue	22.5%	Primary external indicator of growth.
		Supply Chain Emissions	5%	Key component of our 2030 Science-Based Target Initiative goal to cut emissions by 50% (from 2022 levels).
		Employee Experience	5%	Primary internal indicator of employee satisfaction in the personal equal opportunity survey category.
Long-Term Equity Awards: RSUs	Time-Based RSUs	Value is Directly Tied to Stock Price Performance	N/A	Promotes long-term retention and establishes direct alignment of NEOs’ and stockholders’ interests
Long-Term Equity Awards: PSUs	TSR PSUs	Stock Price Relative to Companies comprising the S&P Software & Services Select Industry Index over three-year performance period	50%	Measures stockholder return against the S&P Software & Services Select Industry Index over three years to reward market out-performance and directly tie pay to long-term stockholder value creation.
	Financial PSUs	Subscription Revenue Growth	25%	Primary external indicator of our success in retaining customers year over year that also represents potential revenue and customer relationships for future years. We increased the length of the performance period from one to two years to incentivize long-term performance. Aligns executive compensation with relevant metrics beyond TSR.
		Free Cash Flow	25%	Provides a measure of liquidity and shows the cash flow generated after capital expenditures. We increased the length of the performance period from one to two years to incentivize long-term performance. Aligns executives with our business performance and strategy, since it indicates how efficiently we are using capital. It is also an appropriate performance motivator for our executive officers because their decisions can significantly impact this metric. Aligns executive compensation with relevant metrics beyond TSR.
1.For more information on non-GAAP financial measures and the most directly comparable financial measure stated in accordance with GAAP, please see our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 filed on March 18, 2026 and Exhibit 99.1 to our Current Report on Form 8-K filed on March 17, 2026.
2.Net Annual Contract Value (ACV) growth from new customer acquisitions or expansions, net of any churn or downgrades. We adopted Net ACV, versus Net New Monthly Recurring Revenue (NNMRR), to align with our overall business reporting.

Docusign	2026 Proxy Statement	35

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
For fiscal 2026, 96.0% of our CEO, and 93.3% of our NEO, target total direct compensation was performance-based or variable and 92.0% of our CEO, and 87.1% of our NEO compensation consisted of long-term equity awards. The following shows the percentage of this mix based on fiscal 2026 total target annual compensation:
Salary
The Committee sets base salaries for our NEOs after considering the scope, responsibility and skills required of each NEO’s position, the competitive market (based on an analysis of our compensation peer group and compensation survey data), past performance, and internal pay parity.
In July 2025, the Committee determined not to increase our NEOs’ base salaries for fiscal 2026 after considering these factors and the recommendations of our CEO (other than with respect to his own base salary).

Executive	Fiscal 2025 Base Salary ($)	Fiscal 2026 Base Salary ($)	Percentage Change (%)

Allan Thygesen	1,000,000	1,000,000	—
Blake Grayson	525,000	525,000	—
Robert Chatwani	550,000	550,000	—
Paula Hansen	550,000	550,000	—
James P. Shaughnessy	525,000	525,000	—
Annual Cash Incentives
In addition to base salary, we provide our NEOs the opportunity to earn cash bonuses under our CIP. The Committee believes that a significant proportion of each NEO’s total compensation should be at-risk and based on performance, including short-term performance objectives which we incentivize with the CIP. In furtherance of that goal, the Committee seeks to establish rigorous performance hurdles that must be met before target awards under the CIP can be earned. The CIP provides for a single payout to executives after the end of the fiscal year, based on performance against financial, operational, and strategic goals set at the beginning of the fiscal year.

36	2026 Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Annual Payments Under the CIP were Calculated Based on the Following Formula

Base Salary	X	Target Bonus (% of Base Salary)	X	Company Performance FY26: •Non-GAAP Operating Income: 45% •Revenue: 22.5% •Net ACV: 22.5% •Supply Chain Emissions: 5% •Employee Experience: 5%	=	Bonus Payout
Fiscal Year 2026 Company Incentive Plan Opportunities
Executive officers who participate in the CIP have an established incentive target, which is equal to a percentage of his or her base salary. The actual earned annual incentive bonus, if any, is calculated based on the bonus pool funding determined by our performance. An NEO’s payout could range from 0% to 145% of target.
In July 2025, the Committee determined not to increase annual incentive targets for any of our executive officers after considering competitive market data from our compensation peer group and compensation survey data, with the assistance of its independent compensation consultant, and the recommendations of our CEO (other than with respect to himself).

Executive	Fiscal 2025 Target Annual Incentive (% of base salary)	Fiscal 2026 Target Annual Incentive (% of base salary)

Allan Thygesen	100	100
Blake Grayson	100	100
Robert Chatwani	100	100
Paula Hansen	100	100
James P. Shaughnessy	70	70
CIP Performance Metrics and Targets
For fiscal 2026, the Committee selected the following performance metrics for the CIP to align the target bonus opportunities for our executive officers, including our NEOs, with the key drivers of our financial and operational success. For weighting and rationales regarding the performance metrics, please see the section above entitled “—Principal Elements of Compensation; Fiscal 2026 Pay Mix”.

Performance Metric	Definition

Revenue	GAAP revenue as reported in our audited financial statements
Net ACV(1)	Net Annual Contract Value (ACV) growth from new customer acquisitions or expansions, net of any churn or downgrades.
Non-GAAP Operating Income	GAAP income from operations, excluding expenses related to stock-based compensation, amortization of acquisition-related intangibles, and employer payroll tax on employee stock transactions, as these costs are not reflective of ongoing operations, and, as applicable, other special items.
Supply Chain Emissions	Percent of spend that goes to vendors with validated science-based targets for emissions or commitments to set them.
Employee Experience	A measure of employee’s experience at Docusign within the “Personal Equal Opportunity” category as measured by survey and benchmarked against the global tech industry.
1.We adopted Net ACV, versus NNMRR, to align with our overall business reporting.

Docusign	2026 Proxy Statement	37

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
CIP Fiscal 2026 Actual Performance
Our actual performance in fiscal 2026 relative to the target levels established for each of the performance metrics resulted in the following weighted funding percentages under the fiscal 2026 CIP:

	Fiscal 2026
	Weight	Threshold	Target	Maximum	Actual Achievement	Overall Funding (as a % of Target)

Revenue	22.5%	$2,970.3M	$3,159.9M	$3,317.8M	$3,219.5M	101.9
Net ACV(2)	22.5%	—	—	—	—
Non-GAAP Operating Income	45.0%	$765.5M	$900.6M	$1,170.8M	$967.9M
Supply Chain Emissions	Value (as a % of spend)
	5.0%	40.0	50.0	60.0	50.6
Employee Experience	Value (as # from survey score)
	5.0%	81	85	89	84
1.If actual achievement for any metric was below the threshold, that portion of the CIP did not fund. Achievement above the threshold resulted in funding on a linear basis up to a maximum funding percentage, which ranged from 140% to 150% for each metric.
2.We are not disclosing target, achievement or funding levels for our Net ACV performance metric, because our Net ACV figures represent confidential commercial information, the disclosure of which would result in competitive harm (for example, by providing competitors insight into our sales strategy and business operations).
Fiscal 2026 Cash Incentive Payments
These funding percentages resulted in the payments under the fiscal 2026 CIP:

Full Fiscal 2026	Base Salary ($)	Incentive Target (%)	Funding (%)	Payout ($)

Allan Thygesen	1,000,000	100	101.9	1,019,000
Blake Grayson	525,000	100	101.9	534,975
Robert Chatwani	550,000	100	101.9	560,450
Paula Hansen	550,000	100	101.9	560,450
James P. Shaughnessy	525,000	70	101.9	374,483
Long-Term Equity Incentives
The long-term equity incentive element of our NEOs’ compensation generally consists of:
•RSUs, which vest over a four-year period subject to the NEO’s continued employment with us;
•TSR PSUs, which are earned based on the achievement of TSR-based performance metrics, as described below, and subject to the NEO’s continued employment with us through a three-year performance period; and
•Financial PSUs, which are earned based on our Average Subscription Revenue Growth and Average Free Cash Flow achieved during fiscal 2026 and fiscal 2027, and subject to time-based vesting through an overall three-year period.

38	2026 Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
The Committee believes both RSUs and PSUs align the total compensation of our NEOs with stockholder value creation and motivate and reward our NEOs for effectively executing longer-term strategic, financial and operational objectives. The Committee believes that a mix of PSUs (which directly link our NEOs’ target total direct compensation to the performance of our stock price and our subscription revenue growth and free cash flow) and RSUs (which offer value tied to our stock price) effectively align our NEOs’ compensation with the long-term interests of our stockholders while addressing our retention objectives.
Fiscal 2026 Equity Awards
In fiscal 2026, the Committee maintained (i) a mix of 60% PSUs and 40% RSUs for yearly focal equity awards made to our CEO and (ii) a mix of 50% PSUs and 50% RSUs for yearly focal equity awards made to our other NEOs in order to align incentives among our senior management team and align a greater amount of our NEO compensation to the achievement of long-term performance objectives.
PSU awards for fiscal 2026 consisted of TSR PSUs and Financial PSUs, as described below.

FY26 PSUs	Weighting	Measurement Period	Vesting	Rationale

TSR	50%	3 years; June 2025 to June 2028	Cliff vest upon certification	Measures stockholder return against the S&P Software & Services Select Industry Index over 3 years to reward market out-performance and directly tie pay to long-term stockholder value creation.
Average Subscription Revenue Growth	25%	2 years; FY26 and FY27	1/2 of any achieved portion vests in June 2027 (following conclusion of the 2nd year performance); remainder vests quarterly thereafter for 1 year	Primary external indicator of our success in retaining customers during the measurement period that also represents potential revenue and customer relationships for future years. Aligns executive compensation with relevant metrics beyond TSR.
Average Free Cash Flow	25%	2 years; FY26 and FY27	1/2 of any achieved portion vests in June 2027 (following conclusion of the 2nd year performance); remainder vests quarterly thereafter for 1 year	Represents liquidity and cash flow generated after capital expenditures. This aligns executives with our business performance and strategy, since it indicates how efficiently we are using capital. It is also an appropriate performance motivator for our executive officers because their decisions can significantly impact this metric. Aligns executive compensation with relevant metrics beyond TSR.
In arriving at the target equity values to award to our NEOs for fiscal 2026, the Committee considered our performance in fiscal 2025, competitive market data for each NEO’s position, the value of each NEO’s unvested equity holdings, individual performance, and the recommendations of the CEO (other than with respect to himself).

Docusign	2026 Proxy Statement	39

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
After reviewing these factors, the Committee approved the equity awards listed below for our NEOs for fiscal 2026. In order to partially offset the impact of moving to a multi-year performance period for financial PSUs, we adopted a front-loaded RSU vesting schedule for NEOs for fiscal 2026 RSU awards, with 40% vesting during year 1; 35% vesting during year 2; 15% vesting during year 3; and 10% vesting during year 4. We anticipate returning to straight-line vesting once the transition to a multi-year financial PSU performance period is complete. The Committee determined not to increase the total target equity compensation for any executive officer other than Mr. Shaughnessy, whose increase was to better align his awards with market data for comparable positions in our peer group.

	Target RSU Award (Focal)(1)(2) ($)	Target PSU Award (Focal)(1)(3) ($)	Total Target Equity Compensation ($)	YoY Percentage Change (%)

Allan Thygesen	9,200,000	13,800,000	23,000,000	—
Blake Grayson	4,500,000	4,500,000	9,000,000	—
Robert Chatwani	3,000,000	3,000,000	6,000,000	—
Paula Hansen	3,500,000	3,500,000	7,000,000	74% decrease (4)
James P. Shaughnessy	3,000,000	3,000,000	6,000,000	1.3% increase
1.The number of shares of our common stock subject to these awards was determined by dividing the target amount of PSU and RSU awards by the average closing market price of our common stock over the 10 trading days prior to the grant date.
2.The FY26 RSUs vest over four years subject to the NEO’s continued employment with us. In order to partially offset the impact of moving to a multi-year performance period for financial PSUs, we adopted a front-loaded RSU vesting schedule for NEOs for Fiscal 2026 RSU awards, with 40% vesting during year 1; 35% vesting during year 2; 15% vesting during year 3; and 10% vesting during year 4. We anticipate returning to straight-line vesting once the transition to a multi-year financial PSU performance period is complete.
3.The PSUs are subject to the performance and vesting requirements described under the sections below entitled “— Fiscal 2026 TSR PSU Awards” and “— Fiscal 2026 Financial PSU Awards”.
4.In fiscal 2025, Ms. Hansen only received New Hire RSU and New Hire PSU awards, which were larger than her fiscal 2026 focal awards, and which we considered reasonable and necessary to induce her to accept employment with us. Ms. Hansen’s fiscal 2025 new hire awards included: (i) an RSU award of $13,500,000, vesting over four years; and (ii) a PSU award of $13,500,000, in which 50% of the PSUs vest subject to the level of achievement of the Company’s TSR measured against the Nasdaq Composite Index over approximately three years and 50% of the PSUs vest based on achievement of certain Company financial goals (subscription revenue growth and free cash flow) during fiscal 2025, with 1/3 of any achieved portion of the financial PSUs vesting in June 2025, and the remaining 2/3 vesting quarterly thereafter for two years.
Fiscal 2026 TSR PSU Awards (Granted in July 2025)
In fiscal 2026, the Committee granted half the value of our PSU awards based on a TSR metric, using our TSR percentile rank amongst the companies comprising the S&P Software & Services Select Industry Index (the “Index”), with a single three-year performance period. The Committee granted these awards to align our NEOs’ incentives with the long-term interests of our stockholders by motivating long-term market outperformance. The Committee determined that it was appropriate to use a single three-year performance period for the TSR PSUs granted during fiscal 2026 to align the PSUs towards long-term sustained value creation balanced with the shorter-term annual performance objectives of the Financial PSUs. The Committee, in consultation with its independent compensation consultant, Compensia, determined to change its relative TSR comparison Index from the Nasdaq Composite Index to the S&P Software & Services Select Industry Index. The Committee determined that it is a more reasonable performance benchmark as it consists of companies with more similar industry and financial characteristics to Docusign.

40	2026 Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Any PSUs earned based on achievement of TSR metrics will vest at the end of the performance period, subject to the applicable NEO’s continued service to the Company. The table below summarizes the performance targets and payout levels.

Company TSR Percentile Rank	PSU Vesting Amount (% of Target)	Payout Level

≥75%	200	Maximum
≥55%	100	Target
≥25%	50	Threshold
<25%	0	0
The Company’s TSR percentile rank (and the corresponding number of PSUs that are earned and vest) will be determined on a straight-line interpolation basis, if achievement is between the levels set forth in the table above. For the Fiscal 2026 TSR PSUs, the Committee determined to use a ‘percentile rank vs. index’ approach rather than the ‘points vs. index’ approach used in prior years because a percentile rank approach avoids oversensitivity to the performance of a small number of heavily weighted components of the Index, particularly in the scenario where those index components significantly over- or under-perform other components of the Index.
In addition, if our TSR is negative, then the maximum achievement percentage is capped at 100% of target, regardless of our TSR percentile rank amongst the companies included in the Index.
Each NEO must also remain continuously employed by us during the performance period in order to be eligible to earn and vest in his or her shares. The TSR PSUs will be subject to acceleration upon certain events as described in the section below entitled “Employment Agreements and Potential Payments — Potential Payments Upon a Termination or a Change in Control.”
Fiscal 2026 Financial PSU Awards (Granted in July 2025)
During fiscal 2026, the Committee granted half the value of our PSU awards based on achievement of financial metrics: subscription revenue growth and free cash flow. The Committee increased the performance period for the Fiscal 2026 Financial PSUs from one to two years to incentivize long term performance, with achievement of each measured annually, and averaged, for each year of the two-year performance period beginning February 1, 2025 and ending January 31, 2027. Performance goals for each year of the two-year performance period were set at grant in July 2025. Additionally, to increase retentive value, the Committee increased the vesting cliff applicable to the Fiscal 2026 Financial PSUs from one to two years (with full vesting over three years). The Committee granted these Financial PSUs in tandem with the TSR PSUs, described above, to incentivize the achievement of our financial goals, which we believe will drive long-term stockholder value creation. Subscription revenue growth measures multi-year success and represents continued revenue and customer relationships for future periods. Free cash flow is a key measure our investors use to assess the efficiency of our capital management and liquidity.
Fiscal 2026 Performance Year: At the end of the first performance year within the two-year performance period (February 1, 2025 - January 31, 2026), the Committee compared (a) the percentage increase year-over-year in our subscription revenue compared to targets and (b) our free cash flow for the year ending January 31, 2026 against the targets set forth in the following tables, with achievement between the levels as set forth in the tables below, determined on a straight-line interpolation basis.
Fiscal 2027 Performance Year: At the end of the second performance year (February 1, 2026 - January 31, 2027), we will measure each metric consistent with the first performance year to calculate achievement. The fiscal 2027 targets set by the Committee represent year-over-year increases compared to fiscal 2026. We are not disclosing the amounts of those targets at this time due to potential competitive harm. The performance levels and achieved results for fiscal 2027 will be disclosed following the completion of the applicable period.
At the end of the two-year performance period of the Fiscal 2026 Financial PSUs, we will average the achievement levels for both years to calculate the total achievement for the two-year performance period. Half of any PSUs earned based on such averaged achievement will vest in June 2027, and the remainder will vest in four equal quarterly installments, subject to the applicable NEO’s continued service.

Docusign	2026 Proxy Statement	41

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Subscription Revenue Growth Performance Table1 2
	FY26 Performance Year
	Revenue Growth (% Year over Year)	Performance Multiplier %	FY26 Achievement

Maximum	12.0	200	8.6% Year over Year Subscription Revenue Growth (132.3% of Target)
Target	6.5	100
Threshold	6.0	50
Below Threshold	< 6.0	0

Free Cash Flow Performance Table1 2
	FY26 Performance Year
	Free Cash Flow ($M)	As a % of Target Free Cash Flow	Performance Multiplier %	FY26 Achievement

Maximum	1,316.0	140	200	$1,058.6M Free Cash Flow (112.6% of Target)
Target	940.0	100	100
Threshold	799.0	85	50
Below Threshold	< 799.0	< 85	0
1.Maximum, Target and Threshold levels of achievement for each metric are included to illustrate the permitted scope of achievement. Interim levels of achievement between Maximum and Target, and between Target and Threshold have been omitted. For each metric, the number of PSUs eligible to be earned and vest will be determined based on the averaged achievement levels for FY26 and FY27.
2.Targets for PSU Subscription Revenue Growth and Free Cash Flow metrics are based on the annual operating plan approved by the Board; PSU targets are reviewed and approved by the Committee.
Our Committee has measured and certified the achievement for the first performance year under the Fiscal 2026 Financial PSUs. However, performance achievement of the Fiscal 2026 Financial PSUs is based on average achievement for the two performance years, so final performance will not be determinable until the end of the second performance year ending January 2027. See the section below entitled “Achievement of PSU Awards” for the achievement levels and resulting PSUs eligible to vest.
Each NEO must also remain continuously employed by us during the performance period and the applicable time-vesting dates in order to be eligible to earn and vest in his or her shares. The Fiscal 2026 Financial PSUs are subject to acceleration upon certain events as described in the section below entitled “Employment Agreements and Potential Payments — Potential Payments Upon a Termination or a Change in Control.”

42	2026 Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Achievement of PSU Awards
The following table and footnotes summarize PSU awards that were eligible to be achieved during fiscal 2026 or remained subject to ongoing performance during fiscal 2026. For our CEO’s SVC PSU Award, please see the section below entitled “— CEO SVC PSU Award.”

Historical PSU Achievement
PSU Awards	Performance Period	Achievement (%)

Fiscal 2023 TSR PSUs(1)	3 tranches (final tranche ended October 2025)	Tranche 3 - 0% Tranche 2 - 0% Tranche 1 - 0%
Fiscal 2024 TSR PSUs(2)	3 years (ending June 2026)	Ongoing
Fiscal 2025 TSR PSUs(3)	3 years (ending June 2027)	Ongoing
Fiscal 2025 Financial PSUs(4)	1 year (ended January 2025)	137.5% for Free Cash Flow 97.2% for Subscription Revenue Growth
Fiscal 2026 TSR PSUs(5)	3 years (ending June 2028)	Ongoing
Fiscal 2026 Financial PSUs(6)	2 years (ending January 2027)	Ongoing(7)
1.Fiscal 2023 TSR PSUs were granted in October 2022 to Mr. Thygesen. The Fiscal 2023 TSR PSUs were divided into three performance periods (each a tranche) for a total of three years. The Company’s TSR for the third tranche ended October 10, 2025 was 23.4%, and as a result, the third tranche of the Fiscal 2023 TSR PSUs was achieved at 0% of target, resulting in no PSU shares being achieved or vested. No other current NEOs held Fiscal 2023 TSR PSUs.
2.Fiscal 2024 TSR PSUs have a three-year performance period (ending June 2026). Final performance will not be determinable until the end of the three-year performance period.
3.Fiscal 2025 TSR PSUs have a three-year performance period (ending June 2027). Final performance will not be determinable until the end of the three-year performance period.
4.The Committee determined that the Fiscal 2025 Financial PSUs were achieved at 98.6% of target for a 97.2% payout, with respect to the subscription revenue growth metric, and 115% of target for a 137.5% payout, with respect to free cash flow metric. The achieved shares vest as to 1/3 following the end of the performance period and then in eight equal quarterly installments, subject to the executive’s continued service to the Company. The actual numbers of Fiscal 2025 Financial PSUs that were achieved and eligible to vest for each of our NEOs are set forth in the table below:

	Fiscal 2025 Financial PSUs Achieved & Eligible to Vest
Name	Subscription Revenue Growth PSUs	Free Cash Flow PSUs	Total PSUs

Allan Thygesen	61,036	86,343	147,379
Blake Grayson	19,902	28,154	48,056
Robert Chatwani	13,268	18,770	32,038
Paula Hansen	62,130	87,890	150,020
James P. Shaughnessy	13,102	18,535	31,637
5.Fiscal 2026 TSR PSUs have a three-year performance period (ending June 2028). Final performance will not be determinable until the end of the three-year performance period.
6.Fiscal 2026 Financial PSUs have an overall two-year performance period (comprised of two consecutive one-year performance years ending January 2026 and January 2027, the result of which will be averaged).
7.For the first performance year under the Fiscal 2026 Financial PSUs, the Committee determined the percentage achievement of target level Free Cash Flow to be 112.6% and the percentage achievement of target level Subscription Revenue growth to be 132.3%. Performance achievement of the Fiscal 2026 Financial PSUs is based on average achievement for the two performance years, so final performance will not be determinable until the end of the second performance year ending January 2027.

Docusign	2026 Proxy Statement	43

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
CEO SVC PSU Award (Granted in October 2022)
We granted Mr. Thygesen PSUs subject to substantial stock price appreciation goals (the “SVC PSUs”) in connection with his hiring as our CEO. The SVC PSU award was designed to drive value creation over the long term by encouraging leadership continuity and motivating Mr. Thygesen with equity that rewards him for providing sustained, meaningful increases in stockholder value over a performance period of up to seven years. The $67.95 share price target of the first tranche of the SVC award was achieved, based on the average of our closing price as reported on the NASDAQ Global Select Market over the 90 consecutive calendar day period ending on November 27, 2024. As a result, the first tranche, comprised of 303,901 PSUs, became eligible to vest, with 50% vesting upon the certification of achievement on December 10, 2024 and 50% vesting upon the two year anniversary of achievement.
The remaining five tranches comprise 1,878,155 PSUs in the aggregate, and have not yet been achieved, earned or vested. Both the five-year and the seven-year performance periods applicable to the SVC PSUs remain ongoing, and tranches two through six may be earned before the end of the applicable performance periods.
Furthermore, based on feedback from stockholders, we made a commitment to limit similar awards to extraordinary circumstances, and not to grant them while similar existing awards remain unearned.
For additional information regarding Mr. Thygesen’s SVC PSUs, see the section below entitled “Employment Agreements and Potential Payments — Employment Contracts and Agreements — Current NEO Agreements”.
Timing of Grants of Certain Equity Awards
We generally grant equity awards on an annual basis, and may grant equity awards on a discretionary basis in connection with certain events such as the commencement of employment, promotion or the closing of an acquisition. As discussed above, currently, we primarily grant RSUs and PSUs and generally do not grant stock options. We do not have a formal policy regarding the timing of awards of options in relation to our disclosure of material nonpublic information. However, the Committee does not grant option awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation.
Each fiscal year, the Committee adopts an annual budget for the grant of equity awards. No additional, discretionary equity awards were made to our Named Executive Officers in fiscal 2026.
Compensation-Setting Process
The Role of Our Compensation and Leadership Development Committee
The Committee has primary responsibility for setting the compensation of our executive officers, including NEOs. This includes determining each element of NEO compensation and the dollar amounts or target amounts for those elements, as well as selecting the metrics and approving the related target, threshold and maximum levels for performance-based compensation and determining the level of actual achievement of the metrics. The Committee is also responsible for determining our peer group of companies for purposes of comparing market levels of compensation. Mr. Beer, our Board Chair, also regularly attends Committee meetings and provides recommendations and advice.
The Role of Our Management Team
In making its decisions, the Committee also relies on input from our management, including our CEO. Members of our management team provide the Committee with perspectives and advice on selecting performance metrics and related target levels and on the composition of our compensation peer group. Our CEO also provides the Committee with compensation recommendations based on the individual performance of each NEO and on market levels of compensation for each NEO given his or her functional role and scope of authority. No member of management, including our CEO, participated or participates in discussions of his or her own performance or compensation.

44	2026 Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
The Role of Our Compensation Consultant
Pursuant to its charter, the Committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as determined in its sole discretion, to assist in carrying out its responsibilities. The Committee has the authority to make all determinations regarding the engagement, fees and services of these advisors, and any such advisor reports directly to the Committee. For fiscal 2026, the Committee engaged Compensia as its independent compensation consultant. During fiscal 2026, Compensia was retained to:
•Advise the Committee on a competitive compensation framework relevant to a public company at our stage of development;
•Advise the Committee on the composition of our compensation peer group;
•Provide market analyses of the compensation of our executive officers, including our NEOs (annually) and non-employee directors (biennially);
•Provide input on the design of our annual cash incentive plan and PSU program;
•Provide market analyses and advise the Committee on executive severance and change in control provisions;
•Advise the Committee on public disclosures relating to our executive compensation program;
•Assist the Committee in assessing the risks under our compensation programs;
•Assist the Committee with the development of the compensation package for our CEO;
•Provide advice on our retention program; and
•Provide advice on compensation for key employees.
Compensia representatives attended Committee meetings and periodically met with members of our management team in the course of carrying out its work. The Committee has evaluated Compensia’s independence pursuant to Nasdaq listing standards and the relevant SEC rules and determined that no conflict of interest has arisen as a result of the work performed by Compensia.
Fiscal 2026 Compensation Peer Group
In setting NEO compensation for fiscal 2026, the Committee reviewed compensation data from a group of public companies which we believe are comparable in size and industry to us. This peer group consisted of publicly traded software and services companies generally headquartered in the U.S. that had revenues between 0.5x and 2.0x of Docusign’s revenues and/or had a market capitalization between 0.33x and 3.0x of Docusign’s market capitalization. In addition, the Committee focused on companies with a market-capitalization-to-revenue multiple of 2x or more.
In December 2024, the Committee reviewed the compensation peer group that would be used for fiscal 2026 compensation decision making. In assessing each of the companies against the selection criteria, the Committee elected to exclude Autodesk and CrowdStrike Holdings due their relatively high market capitalization at the time, and Splunk due to its acquisition, and elected to include Gen Digital, Zscaler, and MongoDB due to a reasonable fit across the selection criteria. As a result, the Committee approved the following compensation peer group that was used for reference in making compensation decisions during fiscal 2026:

Fiscal 2026 Peer Group

CoStar Group	MongoDB	The Trade Desk	Zoom Video Communications
Dropbox	Nutanix	Toast	Zscaler
Gen Digital	Okta	Twilio
HubSpot	Paycom Software	Unity Software
Informatica	RingCentral	Veeva Systems

Docusign	2026 Proxy Statement	45

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
The Committee also refers to executive compensation surveys from Radford, an Aon Hewitt company, as needed, covering peers that participate in Radford and other U.S. public software companies with similar revenue. These surveys, as well as the peer group information, serve as data points in determining the appropriate components of the overall compensation of our executive officers, but the Committee does not benchmark its compensation to any particular level or against any specific member of our compensation peer group or such surveys.
In setting the elements of compensation for our NEOs, the Committee reviewed the base salary, annual cash incentives, total target cash compensation, long-term incentives and total direct compensation of our NEOs compared to those compensation elements for similarly situated executives at the companies in our compensation peer group. Compensia provided compensation data at the 25th, 50th, 60th and 75th percentiles for our compensation peer group, and the Committee used this information as a reference when making compensation decisions for our NEOs.
The Committee did not set NEO compensation levels based solely on comparison percentiles from the comparable companies’ data. Instead, the Committee used these percentiles to evaluate the overall competitive marketplace for key talent, and relied on its own judgment in setting NEO compensation amounts after taking into consideration other relevant factors, including the scope, responsibility and skills required of each NEO’s position, each of our NEOs’ contributions and past performance, achievement of short- and long-term objectives, prevailing market conditions, the competitive market (based on an analysis of compensation peer group and survey data), and internal pay parity.
Other Compensation Policies
Broad-Based Benefits
Our NEOs are eligible to participate in the same employee benefit programs that are generally available to other full-time employees in the U.S., including a Section 401(k) plan with company-sponsored matching contributions; medical, dental and vision insurance; health savings accounts; life and disability insurance; flexible spending accounts; wellness and commuter benefits; our Employee Stock Purchase Plan; and various time off and leave of absence programs. These benefits are offered to all employees, including executive officers, in order to attract and retain employees. We do not offer defined benefit pension or other supplementary retirement benefits to employees in the U.S.
Perquisites and Other Personal Benefits
We do not consider perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our NEOs, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to award long-standing service to us, to make our executive officers more efficient and effective and for recruitment and retention purposes.
Severance and Change in Control Arrangements
We provide for certain severance and change in control payments and benefits to our NEOs in the event of a qualifying termination of employment, including in connection with a change in control of Docusign pursuant to executive severance and change in control agreements. Given the nature and competitiveness of our industry, the Committee believes these severance and change in control payments and benefits are essential elements of our executive compensation program and assist us in recruiting, retaining and developing key management talent. See the section below entitled “Employment Agreements and Potential Payments — Potential Payments Upon a Termination or a Change in Control” for detailed information about these arrangements, including an estimate of the potential payments and benefits payable under these arrangements.

46	2026 Proxy Statement	Docusign

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Responsible Trading Policy
Our Board has adopted a Responsible Trading Policy that governs the purchase, sale and other disposition of our securities by our employees, including our officers, independent contractors and directors. We believe our Responsible Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations as well as the exchange listing standards applicable to us. Our Responsible Trading Policy prohibits our employees, directors, officers and consultants from trading in our securities while in possession of material non-public information, among other things. Our Responsible Trading Policy also provides that we will not transact in any of our securities unless in compliance with applicable U.S. securities laws, rules and regulations and the exchange listing standards applicable to us. The foregoing summary of our Responsible Trading Policy does not purport to be complete and is qualified by reference to our Responsible Trading Policy, a copy of which can be found as an exhibit to our Annual Report on Form 10-K for the year ended January 31, 2026, filed with the SEC on March 18, 2026.
Rule 10b5-1 Plans
Certain of our directors and executive officers have adopted written trading plans, also known as Exchange Act Rule 10b5-1 Plans, that provide for trading in our securities according to parameters established by the director or officer upon first entering into the plan, without subsequent direction or control by the director or officer. In limited circumstances, the director or officer may suspend or terminate his or her Rule 10b5-1 Plan. Rule 10b5-1 Plans adopted by our directors and officers (and any suspension or termination of those plans) must comply with the terms of our Responsible Trading Policy.
Stock Ownership Guidelines
Since 2019, we have maintained mandatory stock ownership guidelines for our executive officers and non-employee directors. These guidelines are intended to align the interests of our executive officers and non-employee directors with those of our stockholders by requiring them to acquire and maintain a meaningful equity stake in Docusign.
Under our guidelines, all NEOs are required to hold shares of our common stock equivalent in value to a multiple of their base salaries as set forth below. The multiples vary based on the executive officer’s leadership position in our company. The minimum dollar values for executive officers and non-employee directors under our current stock ownership guidelines are as follows.

CEO	Executive Officers*	Non-Employee Directors

5.0x base salary	1.0x base salary	3.0x Board retainer
*Includes all NEOs other than CEOs.
Our executive officers must satisfy the required level of stock ownership under the guidelines by the fifth anniversary of their date of hire (or date of promotion to a position subject to the guidelines, or to a new multiple level within the executive officer guidelines). Our non-employee directors must satisfy the required level of stock ownership under the guidelines by the fifth anniversary of their joining our Board. These guidelines do not include unexercised options or unvested RSUs and PSUs.
As of January 31, 2026, each of our NEOs and non-employee directors had either satisfied the required level of stock ownership or had additional time to meet that level under our stock ownership guidelines.
Compensation Recovery Policy
In November 2023, the Committee adopted a compensation clawback policy (“Clawback Policy”) in compliance with the final rules promulgated by the SEC under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Rule 10D-1 and Nasdaq that provides for the recovery of certain incentive-based compensation in the event we are required to restate our financial statements. The Company filed a copy of its Clawback Policy with its annual report on Form 10-K, which was filed with the SEC on March 21, 2024.

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Compensation Risk Assessment
The Compensation Committee has reviewed our executive and employee compensation programs and does not believe that our compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on us. The reasons for the Compensation Committee’s determination include the following:
•We structure our compensation programs to consist of both fixed and variable components. The fixed (or base salary) component of our compensation programs is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of our compensation programs are designed to reward both short- and long-term company performance, which we believe discourages employees from taking actions that focus only on our short-term success and helps align our employees with our stockholders on our longer-term success. Our RSUs have time-based vesting and certain of our employees have PSUs with both a performance and time-based vesting component.
•We maintain internal controls over the measurement and calculation of financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.
•While we generally do not cap cash incentive awards for our sales commissions plans to maximize the incentive for our sales force to meet and exceed their revenue and other commercial objectives, we do maintain internal controls over the determination of sales incentive awards, which we believe help prevent problematic behaviors.
•Our employees are required to comply with our Code of Conduct, which covers, among other things, accuracy in keeping financial and business records.
•The Compensation Committee approves employee equity award guidelines as well as the overall annual focal equity budget pool. Any recommended equity award outside these guidelines requires approval by the Compensation Committee. We believe that this helps ensure we grant equity compensation appropriately and in a sustainable manner.
•A significant portion of the compensation paid to our executive officers and the members of our Board is in the form of RSUs to align their interests with the interests of stockholders.
•We maintain Stock Ownership Guidelines for our executive officers and the members of our Board to ensure that they retain specified levels of equity in Docusign.
•As part of our Responsible Trading Policy, we prohibit the trading of derivatives or hedging transactions involving our securities so that our Board, executive officers and all other employees cannot insulate themselves from the effects of poor stock price performance or engage in trading that is not aligned with value creation for our stockholders.

48	2026 Proxy Statement	Docusign

Executive Compensation Tables
Summary Compensation Table
The following table shows compensation awarded to or paid to, or earned by, our NEOs for the fiscal years ended January 31, 2026, 2025 and 2024.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Allan Thygesen (5) President, Chief Executive Officer	2026	1,000,000	—	23,600,136	1,019,000	30,964	25,650,100
	2025	1,000,000	—	23,832,113	1,179,200	28,266	26,039,579
	2024	1,000,000	—	20,917,097	898,400	18,542	22,834,039
Blake Grayson (6) Executive Vice President, Chief Financial Officer	2026	525,000	—	9,071,079	534,975	38,271	10,169,325
	2025	519,231	—	8,947,002	613,284	35,504	10,115,021
	2024	319,231	1,000,000	34,307,223	304,652	23,731	35,954,837
Robert Chatwani (7) President, General Manager, Growth	2026	550,000	—	6,047,423	560,450	37,838	7,195,711
	2025	544,231	—	6,140,819	642,764	35,502	7,363,316
	2024	490,154	1,000,000	27,976,922	445,607	32,074	29,944,757
Paula Hansen (8) President, Chief Revenue Officer	2026	550,000	—	7,055,128	560,450	50,127	8,215,705
	2025	264,423	4,000,000	28,894,518	449,084	13,552	33,621,577
	2024	—	—	—	—	—	—
James P. Shaughnessy (9) Chief Legal Officer	2026	525,000	—	6,047,423	374,483	29,453	6,976,359
	2025	525,000	—	6,064,015	421,185	25,997	7,036,197
	2024	521,539	—	4,126,667	281,187	26,075	4,955,468
1.We maintained the same salaries for NEOs in fiscal 2026 as in fiscal 2025. The differences between fiscal 2025 and fiscal 2026 for Mr. Grayson and Mr. Chatwani are the result of salary increases during fiscal 2025, and for Ms. Hansen is the result of the pro-ration of her salary during her first year in the current position.
2.This column reflects the aggregate grant date fair value of RSUs and PSUs without regard to forfeitures granted during the year measured pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The TSR PSUs granted in fiscal 2024–fiscal 2026 are considered to have a “market condition” for accounting purposes and are therefore valued using a Monte Carlo simulation. The grant date fair value of the Fiscal 2026 Financial PSU awards is based on our achievement of such Financial PSU awards' performance conditions at 100% of target. If the Financial PSUs were instead valued based on the maximum outcome of the applicable performance condition, the total amount for the Financial PSU awards reported in this column for 2026 would increase as follows: Mr. Thygesen from $6,391,809 to $12,783,618; Mr. Grayson from $2,084,191 to $4,168,382; Mr. Chatwani from $1,389,461 to $2,778,922; Ms. Hansen from $1,620,984 to $3,241,968; and Mr. Shaughnessy from $1,389,461 to $2,778,922. The assumptions used in calculating the grant date fair value are set forth in the Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2026. Note that the amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our NEOs from the equity awards.
3.The amounts shown represent the performance bonus earned for the respective fiscal year pursuant to the CIP (or for fiscal 2025, pursuant to our sales compensation plan for Ms. Hansen). See the section above entitled “Executive Compensation Discussion and Analysis — Compensation Elements — Fiscal 2026 Cash Incentive Payments”.

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EXECUTIVE COMPENSATION TABLES
4.The amount shown represents Company contributions to our 401(k) plan, commuter reimbursements, life insurance premiums paid by us on behalf of each NEO, and any taxable fringe benefits, if applicable, as noted below.
5.For Mr. Thygesen, 2026 All Other Compensation includes (1) $10,452 of Company contributions to our 401(k) plan, and (2) $1,366, which represents Company-paid costs for attending the Company's annual president's club event.
6.For Mr. Grayson, 2026 All Other Compensation includes $10,500 of Company contributions to our 401(k) plan.
7.For Mr. Chatwani, 2026 All Other Compensation includes $10,500 of Company contributions to our 401(k) plan.
8.For Ms. Hansen, 2026 All Other Compensation includes (1) $10,500 of Company contributions to our 401(k) plan, and (2) $11,986, which represents (a) Company-paid costs of $6,335 for attending the Company's annual president's club event, and (b) $5,651 for a tax gross-up associated with these costs.
9.For Mr. Shaughnessy, 2026 All Other Compensation includes $10,149 of Company contributions to our 401(k) plan.

50	2026 Proxy Statement	Docusign

EXECUTIVE COMPENSATION TABLES
Grants of Plan Based Awards
The following table sets forth certain information with respect to all plan-based awards granted to our NEOs for the year ended January 31, 2026.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Award ($)(3)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold(#)	Target (#)	Maximum (#)

Allan Thygesen	Cash		500,000	1,000,000	1,450,000
	RSUs	7/14/25							106,015	8,436,674
	PSUs	7/14/25				19,878	39,755	79,510		3,195,904
	PSUs	7/14/25				19,878	39,755	79,510		3,195,904
	PSUs	7/14/25				39,756	79,511	159,022		8,771,654
Blake Grayson	Cash		262,500	525,000	761,250
	RSUs	7/14/25							51,855	4,126,621
	PSUs	7/14/25				6,482	12,963	25,926		1,042,096
	PSUs	7/14/25				6,482	12,963	25,926		1,042,096
	PSUs	7/14/25				12,964	25,927	51,854		2,860,267
Robert Chatwani	Cash		275,000	550,000	797,500
	RSUs	7/14/25							34,570	2,751,081
	PSUs	7/14/25				4,321	8,642	17,284		694,730
	PSUs	7/14/25				4,321	8,642	17,284		694,730
	PSUs	7/14/25				8,643	17,285	34,570		1,906,881
Paula Hansen	Cash		275,000	550,000	797,500
	RSUs	7/14/25							40,331	3,209,541
	PSUs	7/14/25				5,041	10,082	20,164		810,492
	PSUs	7/14/25				5,041	10,082	20,164		810,492
	PSUs	7/14/25				10,083	20,165	40,330		2,224,603
James P. Shaughnessy	Cash		183,750	367,500	532,875
	RSUs	7/14/25							34,570	2,751,081
	PSUs	7/14/25				4,321	8,642	17,284		694,730
	PSUs	7/14/25				4,321	8,642	17,284		694,730
	PSUs	7/14/25				8,643	17,285	34,570		1,906,881
1.Represents the range of possible payouts to our NEOs under the fiscal 2026 CIP.
2.Represents the range of possible PSU awards under the 2018 Equity Incentive Plan (the “2018 Plan”) described in the section above entitled “Executive Compensation Discussion and Analysis — Fiscal 2026 Equity Awards.”
3.The grant date fair value of each equity award is computed in accordance with ASC 718. For the PSUs, the amounts shown assume the target level of performance would be achieved with respect to the performance conditions.

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EXECUTIVE COMPENSATION TABLES
Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding outstanding equity awards held by our NEOs as of January 31, 2026.

		Stock Awards(1)
		Number of Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Name	Grant Date

Allan Thygesen	10/14/2022 (4)	34,492	1,812,210	—	—
	7/7/2023 (5)	52,494	2,758,035	—	—
	7/9/2024 (6)	104,660	5,498,836	—	—
	7/14/2025 (7)	84,812	4,456,022
	10/14/2022 (8)	151,951	$7,983,506	1,878,155	98,678,264
	7/7/2023 (9)	—	—	104,986	5,515,964
	7/7/2023 (10)	6,429	337,780	—	—
	7/7/2023 (11)	17,500	919,450	—	—
	7/9/2024 (12)	—	—	125,591	6,598,551
	7/9/2024 (13)	43,176	2,268,467	—	—
	7/9/2024 (14)	30,519	1,608,468	—	—
	7/14/2025 (15)			79,511	4,177,508
	7/14/2025 (16)			39,755	2,088,728
	7/14/2025 (17)			39,755	2,088,728
Blake Grayson	6/9/2023 (18)	138,847	7,295,021	—	—
	7/9/2024 (6)	51,192	2,689,628	—	—
	7/14/2025 (7)	41,484	2,179,569
	7/9/2024 (12)	—	—	40,953	2,151,671
	7/9/2024 (13)	14,080	739,763	—	—
	7/9/2024 (14)	9,951	522,826	—	—
	7/14/2025 (15)			25,927	1,362,205
	7/14/2025 (16)			12,963	681,076
	7/14/2025 (17)			12,963	681,076

52	2026 Proxy Statement	Docusign

EXECUTIVE COMPENSATION TABLES

		Stock Awards(1)
		Number of Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Name	Grant Date

Robert Chatwani	3/9/2023 (19)	100,033	5,255,734	—	—
	7/7/2023 (9)	—	—	17,497	919,292
	7/7/2023 (10)	1,071	56,270	—	—
	7/7/2023 (11)	2,918	153,312	—	—
	7/9/2024 (6)	34,129	1,793,138	—	—
	7/14/2025 (7)	27,656	1,453,046
	7/9/2024 (12)	—	—	27,302	1,434,447
	7/9/2024 (13)	9,389	493,298	—	—
	7/9/2024 (14)	6,635	348,603	—	—
	7/14/2025 (15)			17,285	908,154
	7/14/2025 (16)			8,642	454,051
	7/14/2025 (17)			8,642	454,051
Paula Hansen	8/9/2024 (20)	175,781	9,235,534	—	—
	7/14/2025 (7)	32,265	1,695,203
	8/9/2024 (12)	—	—	127,841	6,716,766
	8/9/2024 (13)	43,949	2,309,080	—	—
	8/9/2024 (14)	31,066	1,632,208	—	—
	7/14/2025 (15)			20,165	1,059,469
	7/14/2025 (16)			10,082	529,708
	7/14/2025 (17)			10,082	529,708
James P. Shaughnessy	6/10/2022 (21)	8,783	461,459
	7/25/2022 (22)	5,864	308,095
	7/7/2023 (5)	13,124	689,535
	7/9/2024 (6)	33,702	1,770,703
	7/14/2025 (7)	27,656	1,453,046
	7/7/2023 (9)			17,497	919,292
	7/7/2023 (10)	1,071	56,270
	7/7/2023 (11)	2,918	153,312
	7/9/2024 (12)			26,961	1,416,531
	7/9/2024 (13)	9,270	487,046
	7/9/2024 (14)	6,550	344,137
	7/14/2025 (15)			17,285	908,154
	7/14/2025 (16)			8,642	454,051
	7/14/2025 (17)			8,642	454,051
1.All RSU awards listed in this table were granted pursuant to the 2018 Plan and are subject to acceleration of vesting as described in the section below entitled “Employment Agreements and Potential Payments — Potential Payments upon a Termination or a Change in Control.” Certain PSUs listed on this table may be subject to acceleration of vesting under such arrangements, as described below.

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EXECUTIVE COMPENSATION TABLES
2.Represents the market value of the shares underlying the number of unvested RSUs as of January 31, 2026, based on the closing price of our common stock of $52.54 on January 31, 2026.
3.Represents the market value of the shares underlying the number of unearned and unvested PSUs, based on assumed target level achievement, as of January 31, 2026, based on the closing price of our common stock of $52.54 on January 31, 2026.
4.The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on October 10, 2022, subject to continuous service.
5.The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on May 10, 2023, subject to continuous service.
6.The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on May 10, 2024, subject to continuous service.
7.The shares underlying the RSUs vest quarterly over a four-year period commencing May 10, 2025, with 40% vesting during year 1, 35% vesting during year 2, 15% vesting during year 3, and 10% vesting during year 4, subject to continuous service.
8.Represents shares issuable on settlement of SVC PSUs. Each PSU represents a contingent right to receive one share of our common stock. The first tranche of the SVC PSU comprised of 303,901 PSUs has been achieved, with 50% vesting upon the certification of achievement on December 10, 2024 and 50% vesting upon the two-year anniversary of achievement. Earned PSUs are based on achievement of certain stock price targets set by our Compensation Committee as described in the section above entitled “Executive Compensation Discussion and Analysis — Achievement of PSU Awards — CEO SVC PSU Award.” Unearned PSUs are based on assumed target level achievement.
9.Represents shares issuable on settlement of Fiscal 2024 TSR PSUs. Each PSU represents a contingent right to receive one share of our common stock. Earned PSUs are based on Docusign’s relative TSR at the end of the performance period as described in the section above entitled “Executive Compensation Discussion and Analysis — Achievement of PSU Awards.” Unearned PSUs are based on assumed target level achievement.
10.The performance period for this Subscription Revenue Growth (SRG) PSU award ended as of January 31, 2024. Represents the number of shares achieved as of January 31, 2024, 1/3 of which vested in June 2024, with the balance vesting in eight equal quarterly installments, subject to the executive’s continued service. Earned PSUs are based on achievement of certain financial targets set by the Compensation Committee as described in the section above entitled “Executive Compensation Discussion and Analysis — Achievement of PSU Awards.”
11.The performance period for this Free Cash Flow (FCF) PSU award ended as of January 31, 2024. Represents the number of shares achieved as of January 31, 2024, 1/3 of which vested in June 2024, with the balance vesting in eight equal quarterly installments, subject to the executive’s continued service. Earned PSUs are based on achievement of certain financial targets set by the Compensation Committee as described in the section above entitled “Executive Compensation Discussion and Analysis — Achievement of PSU Awards.”
12.Represents shares issuable on settlement of Fiscal 2025 TSR PSUs. Each PSU represents a contingent right to receive one share of our common stock. Earned PSUs are based on Docusign’s relative TSR at the end of the performance period as described in the section above entitled “Executive Compensation Discussion and Analysis — Achievement of PSU Awards.”
13. The performance period for this FCF PSU award ended as of January 31, 2025. Represents the number of shares achieved as of January 31, 2025, 1/3 of which will vest in June 2025, and then will vest in eight equal quarterly installments, subject to the executive’s continued service. Earned PSUs are based on achievement of certain financial targets set by the Compensation Committee as described in the section above entitled “Executive Compensation Discussion and Analysis — Achievement of PSU Awards.
14.The performance period for this SRG PSU award ended as of January 31, 2025. Represents the number of shares achieved as of January 31, 2025, 1/3 of which will vest in June 2025, and then will vest in eight equal quarterly installments, subject to the executive’s continued service. Earned PSUs are based on achievement of certain financial targets set by the Compensation Committee as described in the section above entitled “Executive Compensation Discussion and Analysis — Achievement of PSU Awards.”
15.Represents shares issuable on settlement of Fiscal 2026 TSR PSUs. Each PSU represents a contingent right to receive one share of our common stock. Earned PSUs are based on Docusign’s relative TSR at the end of the performance period as described in the section above entitled “Executive Compensation Discussion and Analysis — Achievement of PSU Awards.”
16.Represents shares issuable on the settlement of Fiscal 2026 SRG PSUs. Each PSU represents a contingent right to receive one share of our common stock. Performance achievement of the Fiscal 2026 SRG PSUs is based on average achievement for the two performance years, so final performance will not be determinable until the end of the second performance year ending January 31, 2027. To the extent achieved, 1/2 will vest on June 10, 2027 and the remaining will vest in four equal quarterly installments, subject to the executive’s continued service. Earned PSUs are based on achievement of certain financial targets set by the Compensation Committee as described in the section above entitled “Executive Compensation Discussion and Analysis — Achievement of PSU Awards.”
17.Represents shares issuable on the settlement of Fiscal 2026 FCF PSUs. Each PSU represents a contingent right to receive one share of our common stock. Performance achievement of the Fiscal 2026 FCF PSUs is based on average achievement for the two performance years, so final performance will not be determinable until the end of the second performance year ending January 31, 2027. To the extent achieved, 1/2 will vest on June 10, 2027 and the remaining will vest in four equal quarterly installments, subject to the executive’s continued service. Earned PSUs are based on achievement of certain financial targets set by the Compensation Committee as described in the section above entitled “Executive Compensation Discussion and Analysis — Achievement of PSU Awards.”
18.The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on June 10, 2023, subject to continuous service.
19.Twenty-five percent of the shares subject to the RSUs vested on March 10, 2024 and the balance of the shares shall vest in equal quarterly installments thereafter for 36 months, subject to continuous service.
20.Twenty-five percent of the shares subject to the RSUs will vest on August 10, 2025, and the balance of shares shall vest in twelve equal quarterly installments over three years, subject to continuous service.
21.Thirty-five percent of the shares subject to the RSUs vested on June 10, 2023, thirty-five percent in four quarterly increments after year 1, fifteen percent in four quarterly increments after year 2, and fifteen percent in four quarterly increments after year 3, subject to continuous service.
22.The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on July 10, 2022, subject to continuous service.

54	2026 Proxy Statement	Docusign

EXECUTIVE COMPENSATION TABLES
Fiscal 2026 Stock Option Exercises and Stock Vested
The following table presents, for each of our NEOs, the shares of our common stock that were acquired upon the vesting of RSUs and the related value realized during the fiscal year ended January 31, 2026. There were no option awards exercised by our NEOs during the fiscal year ended January 31, 2026.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Allan Thygesen	265,595	20,377,764
Blake Grayson	193,721	15,067,445
Robert Chatwani	134,583	10,481,887
Paula Hansen	162,971	12,466,902
James P. Shaughnessy	82,225	6,330,264
1.Represents the total number of shares of our common stock issuable upon settlement of vested RSUs and PSUs during the year ended January 31, 2026. The amount does not represent the number of shares actually received by each NEO, as a portion of the shares was withheld by Docusign to satisfy the NEO’s tax withholding obligations.
2.The value realized on vesting of RSUs for each NEO is calculated by: (a) multiplying the number of RSUs vested by either (i) the closing price of our common stock on the settlement date or (ii) the closing price of our common stock on the day prior to the settlement date; and (b) aggregating the value realized upon vesting for all RSUs that vested during the year ended January 31, 2026. The value realized on vesting does not reflect the actual value received by each NEO because a portion of the shares were withheld by Docusign to satisfy the NEO’s tax withholding obligations.

Docusign	2026 Proxy Statement	55

Employment Agreements and Potential Payments
Potential Payments Upon a Termination or a Change in Control
We provided for severance and change in control benefits in our employment offer letter with Mr. Thygesen (the “Thygesen Offer Letter”) and entered into Executive Severance and Change in Control Agreements with our other NEOs that provide similar benefits. We refer to those agreements and the Thygesen Offer Letter collectively as “Severance Agreements.”
We adopted the Severance Agreements in order to align our NEOs’ incentives with those of our stockholders outside of and in the event of a change in control. Given the nature and competitiveness of our industry, the Compensation Committee believes that these severance and change in control provisions are essential elements of our executive compensation program and assist us in recruiting, retaining and developing key management talent. Our change in control benefits are intended to allow our NEOs to focus their attention on the business operations of our company in the face of the potentially disruptive impact of a rumored or actual change in control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security and to allow for a smooth transition in the event of a change in control.
The key severance and change in controls terms of the Severance Agreements are summarized below, and are subject to the NEO delivering a release of claims in favor of Docusign.
Key Severance and Change in Control Rights
Outside of a Change in Control Period
Under the Severance Agreements, in the event of an NEO’s termination without “Cause” or resignation for “Good Reason” (as defined in the applicable agreement) outside of the time period commencing 90 days prior to and ending 12 months after a change in control (the “Change in Control Period” or “CIC Period”), the Company shall provide the executive with a payment equal to a number of months of base salary plus the target bonus percentage for the year in which the such termination occurs, a number of months of COBRA coverage and a number of months of vesting acceleration of then-outstanding time-based equity awards, each as described in the table below.

Outside of a Change in Control Period
Name		Salary (# of months)	Bonus (%)	COBRA (# of months)	Equity Acceleration* (# of months)

Allan Thygesen President, Chief Executive Officer	Outside of CIC Period	12	100	18	12
Blake Grayson Executive Vice President, Chief Financial Officer	Outside of CIC Period	12	100	12	12
Robert Chatwani President, General Manager, Growth	Outside of CIC Period	12	100	12	12

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EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS

Outside of a Change in Control Period
Name		Salary (# of months)	Bonus (%)	COBRA (# of months)	Equity Acceleration* (# of months)

Paula Hansen President, Chief Revenue Officer	Outside of CIC Period	12	100	12	12
James P. Shaughnessy Chief Legal Officer	Outside of CIC Period	12	100	12	12
*The executive’s then-outstanding PSUs that vest only upon satisfaction of performance criteria shall vest to the extent provided in the agreement(s) governing such award(s).
During a Change in Control Period
Under the Severance Agreements, in the event of an NEO’s termination without “Cause” or resignation for “Good Reason” during a Change in Control Period, the Company shall provide the executive with a payment equal to a number of months of base salary plus the target bonus percentage for the year in which the such termination occurs, a number of months of COBRA coverage and a number of months of vesting acceleration of then-outstanding time-based equity awards, each as described in the table below.

During a Change in Control Period
Name		Salary (# of months)	Bonus (%)	COBRA (# of months)	Equity Acceleration* (%)

Allan Thygesen President, Chief Executive Officer	During CIC Period	12	100	12	100
Blake Grayson Executive Vice President, Chief Financial Officer	During CIC Period	12	100	12	100
Robert Chatwani President, General Manager, Growth	During CIC Period	12	100	12	100
Paula Hansen President, Chief Revenue Officer	During CIC Period	12	100	12	100
James P. Shaughnessy Chief Legal Officer	During CIC Period	12	100	12	100
*The executive’s then-outstanding PSUs that vest only upon satisfaction of performance criteria shall vest to the extent provided in the agreement(s) governing such award(s).

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EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
Employment Contracts and Agreements
Current NEO Agreements
Allan Thygesen
We appointed Mr. Thygesen as our President and Chief Executive Officer and as a member of our Board effective October 9, 2022. We entered into the Thygesen Offer Letter with Mr. Thygesen in September 2022. The Thygesen Offer Letter provides for at-will employment and has no specific term.
In hiring Mr. Thygesen and setting forth the principal terms and conditions of his employment, the Board and the Compensation Committee considered Mr. Thygesen’s depth of knowledge and unique ability to execute on our strategy; and our desire to use his compensation to incentivize achievement of our strategic objectives, provide sufficient retention goals and tightly link pay with performance. Mr. Thygesen’s compensation package was developed by the Board and Compensation Committee following review and analysis of competitive market data prepared by the Compensation Committee’s independent compensation consultant. Mr. Thygesen’s time-based RSU awards were necessary to induce Mr. Thygesen to accept employment with us and forfeit substantial near-term equity compensation at his former employer and appropriate to efficiently build his ownership in the Company and better align his interests with our stockholders. Mr. Thygesen’s cash compensation package has not been increased since his hiring in 2022.
The Thygesen Offer Letter set forth Mr. Thygesen’s initial annual base salary and annual target bonus. In addition, in order to attract Mr. Thygesen to the role and establish alignment with stockholders’ interests, including incentivizing growth in shareholder returns, Mr. Thygesen received certain equity awards in connection with his hiring, of which those that remain outstanding are listed below.
FY23 RSU Award. Mr. Thygesen received an award of RSUs with a target value of $10,000,000, vesting quarterly over four years, subject to his continuous service with Docusign (the “FY23 RSU Award”).
SVC PSU Award. Mr. Thygesen received an award of PSUs subject to certain stock price targets (the “Stockholder Value Creation (SVC) PSU Award”), as described below. The SVC PSU Award was designed to drive value creation over the long term by encouraging leadership continuity and motivating Mr. Thygesen with equity that rewards him for providing sustained, meaningful increases in stockholder value over a performance period of up to seven years. The Compensation Committee believes that we have a considerable opportunity to continue to deliver significant stockholder value. By further linking Mr. Thygesen’s compensation to the performance of our stock price so that he does not realize value with respect to the SVC PSU Award unless all our stockholders benefit from substantial value creation, the SVC PSU Award was designed to align his compensation with stockholder interests. The SVC PSU Award incentivizes significant and sustained performance, with vesting only occurring at stock price targets significantly above our stock price as of the date of grant (as shown in the table below) and only if the stock price is sustained at or above the target level over a trailing 90 calendar-day period, as described below. Moreover, the SVC PSU Award was designed to drive our strategic direction and value creation over the long-term by encouraging leadership continuity and motivating Mr. Thygesen with equity that rewards him for providing sustained meaningful increases in stockholder value over a seven-year period, which is significantly longer than the typical four-year vesting period of equity awards previously granted to our executive officers. The SVC PSU Award is the largest single component of Mr. Thygesen’s comprehensive new hire compensation package, which is intended to holistically achieve long-term value creation for our stockholders by rewarding achievement of performance objectives in both the short term (i.e., through the achievement of financial performance objectives pursuant to our annual bonus plan) and long term (i.e., through the TSR PSU Award and SVC PSU Award, which vest upon the achievement of certain multi-year performance metrics aligned to stockholder value). Furthermore, based on feedback from stockholders, we made a commitment to limit similar awards to extraordinary circumstances, and not to grant them while similar existing awards remain unearned.

58	2026 Proxy Statement	Docusign

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
The SVC PSU Award is divided into six tranches (each, a “Tranche”) that each require achievement of a stock price target (each, a “Stock Price Target”) as set forth in the Stock Price Target Table below. Each of Tranches 1 through 5 represent the right to acquire the number of shares of our common stock in the table below, with such shares vesting if the applicable Stock Price Targets are achieved within five years of Mr. Thygesen’s employment start date (the “5-Year Performance Period”). Tranche 6 represents the right to acquire the number of shares of our common stock in the table below, with such shares vesting if the applicable Stock Price Target is achieved within seven years of Mr. Thygesen’s employment start date (the “7-Year Performance Period”).

Performance Period	Tranche	Tranche Value ($)	Number of PSUs	Share Price Target as % Increase from SVC Baseline Price	Share Price Target ($)	Number of Shares Achieved and Vested as of January 31, 2026	Number of Shares Achieved but not Vested as of January 31, 2026	Number of Shares not yet Achieved

5-Year Performance Period	1	7,700,000	303,901	25%	67.95 (“Threshold”)	151,950	151,951	—
	2	7,700,000	303,901	80%	97.85	—	—	303,901
	3	7,700,000	303,901	120%	119.59	—	—	303,901
	4	7,700,000	303,901	233%	181.02	—	—	303,901
	5	7,700,000	303,901	317%	226.68	—	—	303,901
7-Year Performance Period	6	11,500,000	662,551	483%	316.92 (“Maximum”)	—	—	662,551
A Stock Price Target will be achieved if the average daily closing price of our common stock on the Nasdaq Global Select Market for ninety (90) calendar days equals or exceeds the applicable Stock Price Target during the applicable performance period.
For each achieved Tranche, 50% of the achieved PSUs will vest upon the later of its achievement and the one-year anniversary of the grant date, which has passed, and the remaining 50% will vest on the two-year anniversary of its achievement, subject to Mr. Thygesen’s continuous service as our Chief Executive Officer (“CEO Service”) through such dates.
During fiscal 2025, the Stock Price Target for Tranche 1 was achieved based on the 90-day average ending on November 27, 2024. As a result, 50% of the first tranche vested upon December 10, 2024, the date that our Compensation Committee certified its achievement and 50% vest will vest upon the two-year anniversary of such achievement, subject to Mr. Thygesen’s CEO Service at such time. The remaining five tranches, comprised of 1,878,155 PSUs in the aggregate, have not yet been achieved or vested.
In the event we terminate Mr. Thygesen’s employment without “Cause” or Mr. Thygesen resigns for “Good Reason” (each as defined in the Thygesen Offer Letter), either of which are referred to as a “Qualifying Termination”, subject to Mr. Thygesen’s delivery of a release of claims in favor of Docusign, Mr. Thygesen will be entitled to the payments and benefits as described in the section above entitled “— Potential Payments Upon a Termination or a Change in Control” and the section below entitled “— Estimated Value of Payments and Benefits”
See the sections below entitled “— TSR PSU Award Agreements and — SVC PSU Award Agreement” for a discussion of Mr. Thygesen’s TSR and SVC PSUs in the event of a Qualifying Termination or a Change in Control.
Blake Grayson
We appointed Mr. Grayson as our Executive Vice President and Chief Financial Officer effective June 2023. Mr. Grayson’s offer letter provides for at-will employment and has no specific term. See the section above entitled “Executive Compensation Discussion and Analysis — Compensation Elements” for Mr. Grayson’s base salary, target bonus and equity awards during fiscal 2026.

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EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
Robert Chatwani
We appointed Mr. Chatwani as our President and General Manager, Growth effective February 2023. Mr. Chatwani’s offer letter provides for at-will employment and has no specific term. See the section above entitled “Executive Compensation Discussion and Analysis — Compensation Elements” for Mr. Chatwani’s base salary, target bonus and equity awards during fiscal 2026.
Paula Hansen
We appointed Ms. Hansen as our President and Chief Revenue Officer effective August 2024. Ms. Hansen’s offer letter provides for at-will employment and has no specific term. See the section above entitled “Executive Compensation Discussion and Analysis — Compensation Elements” for Ms. Hansen’s base salary, target bonus and equity awards during fiscal 2026.
Jim Shaughnessy
We appointed Mr. Shaughnessy as our Chief Legal Officer effective May 2022. Mr. Shaughnessy’s offer letter provides for at-will employment and has no specific term. See the section above entitled “Executive Compensation Discussion and Analysis — Compensation Elements” for Mr. Shaughnessy’s base salary, target bonus and equity awards during fiscal 2026.
Non-CEO Severance Agreements
Additionally, we entered into a Severance Agreement with each of Mr. Grayson, Mr. Chatwani, Ms. Hansen, and Mr. Shaughnessy. See the section above entitled “— Potential Payments Upon a Termination or a Change in Control” for detailed information about each arrangement, as well as the section below entitled “— Estimated Value of Payments and Benefits” for an estimate of the potential payments and benefits payable under each arrangement.
Section 280G - Parachute Payments
The Severance Agreements each provide that in the event any payments or benefits to our NEOs constitute “golden parachute payments” within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to the maximum amount that does not result in the imposition of such excise tax, but only if such reduction results in the NEO receiving a higher net after-tax amount than such NEO would have received absent such reduction (a “best net pay provision”).
PSU Award Agreements
TSR PSU Award Agreements
Under the award agreement for the TSR-based PSU awards we granted in fiscal 2026, fiscal 2025, and fiscal 2024 (the “TSR PSUs”), in the event of an NEO’s termination without cause or resignation for good reason prior to a change in control, the NEO will be eligible to vest in a portion of the shares earned under the TSR PSUs based on Docusign’s achievement of the applicable TSR metric at the end of the applicable performance period (or, if a change in control occurs prior to the end of the performance period, based on Docusign’s achievement of the applicable TSR metric upon a change in control), with the portion of shares earned based on the portion of the performance period in which the NEO continued providing service to Docusign. For purposes of this prorated calculation, shares allocated to the full three-year performance period are eligible to be earned. See the sections above entitled “Executive Compensation Discussion and Analysis — Fiscal 2026 Equity Awards” and “—Achievement of PSU Awards” for more information on the TSR PSUs.
If a change in control occurs, then the performance periods will end as of the closing of the change in control, and Docusign’s achievement of the applicable TSR metric will be determined based upon the price of our common stock in the change in control and the corresponding number of earned PSUs will be determined. If the acquiring entity assumes, continues or substitutes the TSR PSU awards, then the NEO will vest in the number of shares earned under the applicable PSU on the last day of the original applicable performance periods, subject to the NEO’s continued service, provided, however, in the event the NEO’s service following the change in control is terminated without “cause” or by the NEO for “good reason”, the earned PSUs will vest on the NEO’s termination date, subject to the NEO’s delivery of a release of claims in favor of Docusign. If the acquiring entity does not assume, continue or substitute the TSR PSU awards, then the continued service requirement will be waived, and the earned PSUs will vest in their entirety.

60	2026 Proxy Statement	Docusign

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
Financial PSU Award Agreements
Under the award agreements for the Financial PSU awards we granted in fiscal 2026, which provide for an overall 2-year performance period (comprised of two consecutive 1-year performance periods) and a 3-year vesting period, in the event of an NEO’s termination without cause or resignation for good reason prior to a change in control, the NEO will be eligible to vest in a portion of the shares earned under the Financial PSUs as follows:
•If such termination occurs after June 10, 2027 (by which date the overall 2-year performance period will have ended, achievement will have been measured, the award will be solely subject to time-based vesting and the NEO will have cliff vested in 50% of the achieved shares), the NEO will vest in the number of the achieved shares (if any) that would have become vested pursuant to the applicable time-based vesting schedule if the NEO had remained in service to us 12 months following such termination.
•If such termination occurs prior to June 10, 2027 (and provided a change in control has not closed during the overall 2-year performance period), the Financial PSU will remain outstanding and its metrics will be measured at the end of the performance period and the NEO will vest in a portion of the achieved shares (if any), prorated based on the portion of the 3-year vesting period in which the NEO provided service to Docusign.
•If such termination occurs prior to the end of the overall 2-year performance period, and after such termination a change in control closes prior to the end of such period, the NEO will vest in a portion of the shares achieved upon the change in control (calculated as described below), prorated based on the portion of the 3-year vesting period in which the NEO provided service to Docusign.
If a change in control occurs, any ongoing or yet-to-commence performance period will end prior to the change in control; both the subscription revenue growth metric and free cash flow metric shall be deemed to have been achieved at the greater of the applicable “target” level achievement or actual achievement, for any in-progress performance period, as measured and determined by the Compensation Committee as of immediately prior to the change in control and at “target” leave achievement for any yet to commence performance period (actual achievement shall be used for any performance period concluding prior to the change in control); and any achievement between two performance targets will be interpolated, respectively. Earned PSUs will be calculated using a simple average of the achievement levels for the performance periods. Following such change in control, if the PSUs are assumed by the acquiror, half of the resulting PSUs will vest on the two-year anniversary of their vesting commencement date, and the remainder thereafter in four equal installments quarterly, subject to the NEO’s service through such dates; provided, however, in the event the NEO’s service following the change in control is terminated without “cause” or by the NEO for “good reason”, then 100% of the resulting PSUs will vest on the NEO’s termination date, subject to the NEO’s delivery of a release of claims in favor of Docusign. If the acquiring entity does not assume, continue or substitute the Financial PSU awards, then the continued service requirement will be waived, and the earned PSUs will vest in their entirety.
SVC PSU Award Agreement
Generally, if Mr. Thygesen’s CEO Service terminates for any reason, any unachieved SVC PSUs and any achieved SVC PSUs that have not yet time-vested will be forfeited upon such termination. However, in the event Mr. Thygesen’s CEO Service is terminated by Docusign without “Cause” or he resigns for “Good Reason”, any achieved SVC PSUs that have not yet time-vested shall vest, subject to Mr. Thygesen’s delivery of a release of claims in favor of Docusign. In addition, in the event Mr. Thygesen’s CEO Service terminates due to a termination by Docusign without “Cause”, his resignation for “Good Reason” or as a result of his death or terminal condition, Mr. Thygesen will be entitled to vest in 50% of any Tranches of the SVC that are achieved during the six months following such termination.

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EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
In the event of a change in control of Docusign during the 5-Year Performance Period (or, with respect to Tranche 6, during the 7-Year Performance Period), achievement of the Stock Price Target will be measured using the price per share paid in such change in control rather than the average price described above, and any achievement between two Stock Price Targets will be interpolated. Any of Tranches 1 through 5 that had not been achieved prior to the end of the 5-Year Performance Period will not be eligible for achievement upon a change in control following the 5-Year Performance Period. Any PSUs achieved upon a change in control, and any PSUs achieved prior to a change in control that have not yet time-vested, will vest in full upon the change in control, subject to Mr. Thygesen’s continuous CEO Service through such date (which service requirement shall be deemed satisfied if, within three months before the change in control, Mr. Thygesen’s continuous CEO Service is terminated due to a termination by Docusign without “Cause”, his resignation for “Good Reason” or as a result of his death or terminal condition).
Other Policies and Agreements
Vesting Acceleration Due to Death or Terminal Condition Policy
The Compensation Committee has adopted a policy (the “Death and Terminal Condition Policy”) that applies to all outstanding equity awards (other than awards subject to performance-based vesting) held by current employees (including the NEOs). The Death and Terminal Condition Policy can be revoked or changed at any time. Pursuant to this policy, if the holder of such an award dies or becomes terminally ill, his or her aggregate outstanding unvested equity awards will generally vest in full.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our indemnification agreements and amended and restated Bylaws also require us to advance certain expenses incurred by our directors and officers. We also maintain customary directors’ and officers’ liability insurance.

62	2026 Proxy Statement	Docusign

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
Estimated Value of Payments and Benefits
The table below provides the estimated value of the benefits that our currently employed NEOs would receive in the following scenarios:
•A change in control of Docusign occurred on January 31, 2026 with no qualifying termination;
•A change in control of Docusign occurred on January 31, 2026 and the NEO had a qualifying termination immediately after the change in control; and
•The NEO had a qualifying termination on January 31, 2026 outside a change in control period.

Name	Cash Severance(1) ($)	Payment for Continued Health Insurance Coverage ($)	Value from Acceleration of Unvested Options ($)	Value from Acceleration of Unvested RSUs(2) ($)	Value from Acceleration of Unvested PSUs(3)(4)(5) ($)	Total ($)

Allan Thygesen
change in control with no qualifying termination	—	—	—	—	7,983,506	7,983,506
change in control and qualifying termination	2,000,000	19,865	—	14,525,103	19,336,593	35,881,561
qualifying termination outside of change in control period	2,000,000	29,798	—	7,939,162	14,634,445	24,603,405
Blake Grayson
change in control with no qualifying termination	—	—	—	—	—	—
change in control and qualifying termination	1,050,000	28,120	—	12,164,218	3,292,071	16,534,409
qualifying termination outside of change in control period	1,050,000	28,120	—	6,960,762	1,758,760	9,797,642
Robert Chatwani
change in control with no qualifying termination	—	—	—	—	—	—
change in control and qualifying termination	1,100,000	27,514	—	8,501,918	2,404,471	12,033,903
qualifying termination outside of change in control period	1,100,000	27,514	—	5,602,918	1,382,194	8,112,626
Paula Hansen
change in control with no qualifying termination	—	—	—	—	—	—
change in control and qualifying termination	1,100,000	27,514	—	10,930,737	8,127,108	20,185,359
qualifying termination outside of change in control period	1,100,000	27,514	—	4,152,919	3,340,830	8,621,263
James P. Shaughnessy
change in control with no qualifying termination	—	—	—	—	—	—
change in control and qualifying termination	892,500	20,805	—	4,682,838	2,384,491	7,980,634
qualifying termination outside of change in control period	892,500	20,805	—	2,618,594	1,375,048	4,906,947
1.Cash severance reflects base salary and target CIP bonus.
2.Based on a value of $52.54 per share, the closing price of our common stock on January 31, 2026.

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EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
3.The value of accelerated vesting does not include Trances 2-6 of the CEO 2022 SVC PSU (FY23) since the goal for Tranches 2-6 would not be achieved using the closing price of our common stock on January 31, 2026. The value of the acceleration of time-vesting portion of Tranche 1, which was achieved in December 2024, is included, and the value is determined based on the closing price of our common stock on January 31, 2026.
4.The value of accelerated vesting includes (1) the acceleration of the applicable portion of the achieved 2024 Subscription Revenue Growth (SRG) PSUs and Free Cash Flow (FCF) PSUs, as achieved as of January 31, 2024, the final day of the performance period; (2) the acceleration of the applicable portion of the achieved 2025 SRG PSUs and FCF PSUs, as achieved as of January 31, 2025, the final day of the performance period; and (3) the acceleration of the applicable portion of the 2026 SRG PSUs and FCF PSUs based on achievement of the metrics for the first performance year, ending January 31, 2026.
5.Upon a qualifying termination outside of a change in control, the NEO will be eligible to receive a pro rata portion of the shares ultimately earned under the TSR-based or financial-based PSU following the expiration of the performance period, based on service through the NEO’s date of termination (and for TSR PSUs, with such number of shares earned to be remeasured upon a change in control that occurs between the date of termination and the expiration of the performance period, using the sale price of the shares of common stock in the change in control).
Impact of Accounting and Tax Requirements on Compensation
Deductibility of Executive Compensation
Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1,000,000 paid to certain current and former executive officers. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also considers other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes, and to modify compensation that was initially intended to be tax deductible if it determines such modifications are consistent with our business needs. As a result, our executive compensation arrangements may not be tax deductible, or if initially intended to be tax deductible, may not actually receive this treatment. For purposes of deductibility, compensation is based on tax laws and is not necessarily the same as the amount reported for each NEO in the Summary Compensation Table above.
Accounting for Stock-Based Compensation
We record compensation expense for the equity awards granted to our NEOs based on the grant date fair value of the awards, and we recognize the expense over the service period for the award. We determine both the grant date fair value and the service period based on applicable accounting standards. To the extent an NEO forfeits his or her award (except for PSU awards with a market condition to the extent service was provided), we will adjust, in the period of the forfeiture, the previously recognized expense.

64	2026 Proxy Statement	Docusign

Transactions with Related Persons
Related Person Transactions Policy and Procedures
We currently have a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not considered related party transactions under this policy. A transaction, arrangement or relationship in which a related person’s participation is solely due to such related person’s position as a director of an entity that is participating in such transaction, arrangement or relationship would not be considered a related party transaction under this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to the Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of the Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things: all of the parties to the transaction; the material facts of the proposed transaction; the interests, direct and indirect, of the related persons; the purpose of the transaction; the benefits to us of the transaction; whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally; and management’s recommendation with respect to the proposed transaction. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.
In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
In considering related-person transactions, the Audit Committee, or other independent body of the Board, will take into account the relevant available facts and circumstances including, but not limited to:
01the risks, costs and benefits to Docusign;
02the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
03the terms of the transaction;
04the availability of other sources for comparable services or products; and
05the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as the Audit Committee, or other independent body of the Board, determines in the good faith exercise of its discretion.

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TRANSACTIONS WITH RELATED PERSONS
Certain Related Person Transactions
Except for the compensation of directors and executive officers described earlier, since February 1, 2025, we have not engaged in any transactions that would require disclosure under Item 404(a) of Regulation S-K, and are not aware of any such transactions currently proposed, other than as described below. Furthermore, there are no family relationships between any of our directors, nominees or executive officers.
OneNotary Transaction
In February 2026, we entered into a follow-on financing with OneNotary, Inc. (“OneNotary”) and other investors (the “Financing”) pursuant to which we purchased approximately $2,610,205 of preferred stock from OneNotary. Peter Solvik, a member of our board of directors, serves on the board of directors of OneNotary. Mr. Solvik also serves as a Managing Director of Jackson Square Ventures, which owns over 10% of OneNotary’s outstanding capital stock. We undertook an independent review process, in which Mr. Solvik did not participate in the analysis, evaluation, or approval of the transaction.

66	2026 Proxy Statement	Docusign

CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.
As of the determination date described below, our principal executive officer was Mr. Thygesen. As set forth in the Summary Compensation Table, Mr. Thygesen’s annualized total compensation for fiscal 2026 was $25,650,100. Our median employee’s annual total compensation for fiscal 2026 was $222,066, resulting in a CEO pay ratio of 116:1.
Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC’s regulations for identifying the median employee, calculating annual total compensation and determining the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions. Therefore, our pay ratio disclosure may not be comparable to that reported by other companies, as other companies not only have different employee populations and compensation practices but also may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
Our CEO pay ratio is based on the following methodology:
•To identify the median employee, we examined the compensation of all of our full-time and part-time employees (other than our CEO) as of January 31, 2026, the last day of our fiscal year, consistent with SEC rules. As of January 31, 2026, our employee population consisted of 7,044 individuals working at our parent company and consolidated subsidiaries. We did not include any independent contractors or other non-employee workers in our employee population for purposes of this determination.
•We utilized a consistently applied compensation measure consisting of annual base salary, annual bonus or commission targets and the grant date fair value of all RSUs and PSUs granted for the twelve-month period from February 1, 2025 through January 31, 2026 to identify our median employee. We selected this compensation measure as it captures the principal forms of compensation delivered to our employees and this information is readily available with respect to our employees.
•We pro-rated annualized base salary and annual bonus and commission targets for employees who were employed for less than the full fiscal year.
•For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect as of January 31, 2026. We did not make any cost-of-living adjustments for employees outside of the United States.
•We calculated the total compensation of our median employee for purposes of computing the ratio using the same criteria that were used for determining the total annual compensation of our CEO.

Docusign	2026 Proxy Statement	67

Pay Versus Performance
In accordance with Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between “compensation actually paid” to our CEOs, or Principal Executive Officers (PEOs), and our other named executive officers (Non-PEO NEOs) and certain financial performance measures for the fiscal years ended on January 31, 2026, January 31, 2025, January 31, 2024, January 31, 2023, and January 31, 2022. For further information on the Company’s pay-for-performance philosophy and how executive compensation aligns with Company performance, see the section above entitled “Executive Compensation Discussion and Analysis.”

Fiscal Year	Summary Compensation Table Total for PEO (Current)(1)	Compensation Actually Paid to PEO (Current)(2)	Summary Compensation Table Total for PEO (Interim)(1)	Compensation Actually Paid to PEO (Interim)(2)	Summary Compensation Table Total for PEO (Former)(1)	Compensation Actually Paid to PEO (Former)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(3)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss)(6) ($M)	Company- Selected Measure: Revenue(7) ($M)
									DOCU TSR(5)	Peer Group TSR(5)
(a)	(b)	(c)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2026	$25,650,100	$(157,743,055)	—	—	—	—	$8,139,275	$(12,788,024)	$23	$256	$309.1	$3,219.5
2025	$26,039,579	$144,334,935	—	—	—	—	$14,534,028	$32,744,932	$42	$204	$1,067.9	$2,976.7
2024	$22,834,039	$11,327,395	—	—	—	—	$18,445,970	$16,014,945	$26	$160	$74.0	$2,761.9
2023	$85,035,380	$133,850,217	$4,815,994	$2,163,862	$140,848	$(25,977,754)	$23,029,837	$19,016,715	$26	$107	$(97.5)	$2,515.9
2022	N/A	N/A	N/A	N/A	$20,701,048	$(35,942,547)	$6,485,453	$(3,037,456)	$54	$126	$(70.0)	$2,107.2
1.Mr. Thygesen was the sole PEO during fiscal 2026, 2025 and fiscal 2024. The Company had three PEOs during fiscal 2023: Mr. Thygesen (current CEO), Ms. Wilderotter (interim CEO), and Mr. Springer (former CEO). Mr. Springer was the sole PEO during fiscal 2022.
2.SEC rules require certain adjustments be made to the “Total” column as reported in the Summary Compensation Table to determine “compensation actually paid” as reported in the Pay versus Performance Table. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. The equity values are calculated in accordance with ASC Topic 718. Valuation assumptions used to calculate fair values used a consistent process as done on the date of grant and were not materially different from those disclosed at the time of grant. The following tables detail these adjustments for the PEOs:

PEO (current)
Prior FYE Current FYE Fiscal Year	1/31/2025 1/31/2026 2026

Summary Compensation Table Total	$25,650,100
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(23,600,136)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$13,683,997
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$(152,385,012)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$1,471,912
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(22,563,916)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—
Compensation Actually Paid	$(157,743,055)

68	2026 Proxy Statement	Docusign

PAY VERSUS PERFORMANCE
3.Non-PEO NEOs included in these columns reflect the following:

Fiscal Year	Non-PEO NEOs

2026	Blake Grayson, Robert Chatwani, Paula Hansen, and James Shaughnessy
2025	Blake Grayson, Robert Chatwani, Paula Hansen, and James Shaughnessy
2024	Cynthia Gaylor, Blake Grayson, Inhi Cho Suh, Stephen Shute, Robert Chatwani
2023	Cynthia Gaylor, Inhi Cho Suh, Stephen Shute, James Shaughnessy
2022	Cynthia Gaylor, Loren Alhadeff, Scott Olrich, Trâm Phi
4.As discussed in footnote (2), SEC rules require certain adjustments to be made in order to determine “compensation actually paid” as reported in the Pay versus Performance table above. The following table details these adjustments for the Non-PEO NEOs:

Non-PEO NEOs
Prior FYE Current FYE Fiscal Year	1/31/2025 1/31/2026 2026

Summary Compensation Table Total	$8,139,275
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(7,055,263)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$4,035,561
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$(15,548,721)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$559,959
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(2,918,836)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—
Compensation Actually Paid	$(12,788,024)
5.The Company’s TSR and the Company’s Peer Group TSR reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100 as of January 29, 2021, valued again on each of January 31, 2022, 2023, 2024, 2025, and 2026 on the same cumulative basis as is used in Item 201(e) of Regulation S-K. The Peer Group TSR is the S&P 500 Information Technology Index, as disclosed in our Annual Report on Form 10-K for the fiscal year ended on January 31, 2026 pursuant to Item 201(e) of Regulation S-K.
6.Amounts reflect the Company’s net income as reported in our audited financial statements for the applicable fiscal year.
7.While we use numerous financial and non-financial performance measures to evaluate performance under our compensation programs, GAAP revenue is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the Pay v Performance table above) used to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to the Company’s performance.

Docusign	2026 Proxy Statement	69

PAY VERSUS PERFORMANCE
Pay versus Performance Analysis
In this section, we provide a graphic analysis showing, for the past four fiscal years, the relationship between our PEOs’ and Non-PEO NEOs’ “compensation actually paid” and the Company’s (i) GAAP revenue, (ii) GAAP net income and (iii) TSR, and additionally, our Peer Group TSR. As described in more detail in the Executive Compensation Discussion and Analysis section, our executive compensation program reflects a pay-for-performance philosophy that emphasizes long-term equity awards intended to align our executives’ interests with stockholders’ long-term interests. Thus, the value of these awards and, therefore, a large portion of the compensation actually paid to our NEOs is inherently correlated to the Company’s stock price over time. Please see the section above entitled “Executive Compensation Discussion and Analysis” for more information about our executive compensation program.
1.Compensation Actually Paid versus Revenue

70	2026 Proxy Statement	Docusign

PAY VERSUS PERFORMANCE
2.Compensation Actually Paid versus Net Income
3.Compensation Actually Paid versus Company TSR and Peer Group (S&P 500 Information Technology Index) TSR

Docusign	2026 Proxy Statement	71

PAY VERSUS PERFORMANCE
Tabular List of Financial Performance Measures
The Company’s Compensation Committee believes in a holistic evaluation of our NEOs’ and the Company’s performance and uses a mix of performance measures throughout our annual focal and long-term incentive compensation programs to align executive pay with Company performance. As required by SEC rules, the performance measures identified as the most important used to link the “compensation actually paid” to our NEOs’ for fiscal 2026 compensation to the Company’s performance are listed in the table below, each of which is described in more detail in the section above entitled “Executive Compensation Discussion and Analysis.”

Financial Performance Measures

Revenue
Non-GAAP Operating Income
Relative TSR
Net Annual Contract Value
*We are not disclosing target, achievement or funding levels for our Net Annual Contract Value (“ACV”) performance metric, because our Net ACV figures represent confidential commercial information, the disclosure of which would result in competitive harm (for example, by providing competitors insight into our sales strategy and business operations). For more information about Net ACV, see the section above entitled “Executive Compensation Discussion and Analysis — Compensation Elements — CIP Performance Metrics and Targets.”

72	2026 Proxy Statement	Docusign

Equity Compensation Plan Information
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of January 31, 2026. Information is included for our 2018 Plan, our 2011 Plan, and our 2018 Employee Stock Purchase Plan (“ESPP”), each of which was adopted with the approval of our stockholders. Our 2011 Plan terminated upon the effectiveness of our 2018 Plan. However, any outstanding stock awards under our 2011 Plan will continue to be governed by their existing terms. The 2018 Plan and ESPP were each in effect as of January 31, 2026.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by stockholders(1)	3,000(2)	$17.66(2)	59,725,558(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	3,000	$17.66	59,725,558
1.Consists our 2018 Plan, our 2011 Plan and our ESPP.
2.Excludes 24,061,246 shares that may be issued under RSU or PSU awards as of January 31, 2026.
3.As of January 31, 2026, a total of 46,611,017 shares of our common stock have been reserved for issuance pursuant to the 2018 Plan, which number excludes the 9,892,045 shares that were added to the 2018 Plan as a result of an automatic annual increase on February 1, 2026. The 2018 Plan provides that the number of shares reserved and available for issuance under the 2018 Plan will automatically increase each February 1, beginning on February 1, 2019, by 5% of the outstanding number of shares of our common stock on the immediately preceding January 31 or such lesser number of shares as determined by our Board. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2018 Plan and the 2011 Plan will be added back to the shares of common stock available for issuance under the 2018 Plan. The Company no longer makes grants under the 2011 Plan. As of January 31, 2026, a total of 13,114,541 shares of our common stock have been reserved for issuance pursuant to the ESPP, which number excludes the 1,978,409 shares that were added to the ESPP as a result of an automatic annual increase on February 1, 2026. The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each February 1, beginning on February 1, 2019, by the lesser of 3,800,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding January 31 or such lesser number of shares as determined by our Board. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

Docusign	2026 Proxy Statement	73

Committee Reports
Compensation and Leadership Development Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required under Item 402(b) of Regulation S-K with management. Based on its review, the Compensation Committee has recommended to the Board of Directors that the “Executive Compensation Discussion and Analysis” section be included in this Proxy Statement.
Submitted by the Compensation and Leadership Development Committee
Peter Solvik, Chair
Blake J. Irving
Cain A. Hayes
Mike Rosenbaum
Audit Committee Report
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2026 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under applicable requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026.
Submitted by the Audit Committee
Teresa Briggs, Chair
Anna Marrs
Enrique Salem
Maggie Wilderotter

74	2026 Proxy Statement	Docusign

Proposal 1: Election of Directors
Proposal Summary
Docusign’s Board of Directors (the “Board”) is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board currently has eleven members. There are three directors in the class whose term of office expires in 2026 and are thus eligible for re-election at the Annual Meeting. If elected at the Annual Meeting, each of these nominees would serve until the 2029 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.
Vote Required
Under our majority voting standard for the election of directors, each nominee must receive a majority of votes cast to be elected, which means a director nominee will be elected to the Board only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions and broker non-votes will have no effect on the nominee’s election. In the event the Company receives proxies for disqualified or withdrawn nominees for the Board, such votes for such disqualified or withdrawn nominees in the proxies will be treated as abstentions. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

Nominees	Age	Director Since	Independent	Audit Committee	Compensation Committee	Nominating Committee

James Beer**	65	August 2020	Yes
Cain A. Hayes	56	December 2020	Yes		●
Allan Thygesen*	63	October 2022	No
* President and CEO of Docusign ** Board Chair ● = Member

The Board recommends a VOTE IN FAVOR of each nominee.

Docusign	2026 Proxy Statement	75

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
Proposal Summary
The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2027, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements beginning with our financial statements for the fiscal year ended January 31, 2009. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and even if stockholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee has discretion to select a different independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of PricewaterhouseCoopers LLP as Docusign’s principal independent registered public accounting firm.
Vote Required
“For” votes of the holders of a majority of the votes cast at the meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company for the fiscal years ended January 31, 2026 and 2025 by PricewaterhouseCoopers LLP. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended
	2026 ($)	2025 ($)

Audit Fees(1)	3,833,247	3,647,378
Audit-related Fees(2)	365,000	262,000
Tax Fees(3)	909,938	484,253
All Other Fees(4)	2,000	2,000
Total Fees	5,110,185	4,395,631
1.Audit Fees are for the annual audit and quarterly reviews of the Company’s consolidated financial statements, audits required by public company regulation, registration statement filings and issuance of consents and similar matters.

76	2026 Proxy Statement	Docusign

PROPOSAL 2
2.Audit-related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and are not included in “Audit Fees.” These services primarily include fees for procedures in connection with our Service Organizational Control (“SOC”) reports.
3.Tax Fees are billed for tax consulting and compliance.
4.All Other Fees are fees for products and services other than the services described above.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. All of the services provided by PricewaterhouseCoopers LLP for the years ending January 31, 2025 and 2026 described above were pre-approved by the Audit Committee.
The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

The Board recommends a VOTE IN FAVOR of Proposal 2.

Docusign	2026 Proxy Statement	77

Proposal 3: Advisory Vote on Our Named Executive Officers’ Compensation
Proposal Summary
In accordance with SEC rules, our stockholders are being asked to approve, on an advisory and non-binding basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. A detailed description of our compensation program is available in the section above entitled “Executive Compensation Discussion and Analysis.”
Our Board and Compensation Committee believe that we have created a compensation program that closely links pay with performance, aligns with stockholder interests and merits stockholder support. Accordingly, we are asking for stockholder approval of the compensation of our NEOs as disclosed in this Proxy Statement, including in the sections above entitled “Executive Compensation Discussion and Analysis” and “Executive Compensation Tables” and the accompanying narrative discussions. Although this vote is non-binding, the Board and the Compensation Committee value the views of our stockholders and will review the voting results carefully. If there are significant negative votes, we will take steps to understand those concerns that influenced the vote and consider them in making future decisions about executive compensation.
We currently plan to conduct annual advisory votes on NEO compensation and expect to conduct the next advisory vote at our 2027 Annual Meeting of Stockholders.
Vote Required
“For” votes of the holders of a majority of the votes cast at the meeting or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required for advisory approval of this proposal.

The Board recommends a VOTE IN FAVOR of Proposal 3.

78	2026 Proxy Statement	Docusign

Proposal 4: Advisory Vote on the Frequency of Future Non-Binding Votes on Our Named Executive Officers’ Compensation
Proposal Summary
As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote, on an advisory basis, on the frequency of future non-binding votes on our named executive officers' compensation (or say-on-pay votes). We are asking our stockholders to indicate whether they would prefer an advisory say-on-pay vote every one, two or three years. Stockholders may abstain from casting a vote.

After careful consideration, the Board determined that an advisory vote on executive compensation that occurs every year is the most appropriate frequency for us and therefore recommends a vote for a one-year interval for future say-on-pay votes. The Board believes that an annual say-on-pay vote will allow our stockholders to provide us with their direct input on our compensation philosophy and objectives as disclosed in the proxy statement every year, and also reflects prevailing market practices among our peers.

The vote on the frequency of future say-on-pay votes is advisory, and therefore not binding on us, our Board, or the Compensation Committee. Our Board and Compensation Committee value the opinions of our stockholders, however, and will take into account the outcome of this vote when considering how frequently we should conduct future non-binding votes on our named executive officers' compensation.
Vote Required
The frequency (every one, two or three years) receiving the greatest number of votes will be considered the frequency recommended by stockholders.

The Board recommends a VOTE OF “ONE YEAR” for Proposal 4.

Docusign	2026 Proxy Statement	79

Proposal 5: Stockholder proposal to report on risks of non-fiduciary executive compensation metrics
Whereas: Executive compensation should be directly tied to measurable outcomes that reflect the company’s financial performance. For a company like Docusign whose financial performance is the key driver of its position as a software company, compensation structures must prioritize metrics that reinforce profitability, customer trust, and operational excellence. The particular use of ESG and DEI metrics in executive compensation, often based on subjective or activist criteria, diverts focus from these core business imperatives and dilutes executive responsibility.
Unfortunately, Docusign incorporates such metrics, including linking executive compensation to advancing ESG priorities, and referencing its intent to incorporate quantitative ESG goals in future executive compensation. In its 2025 proxy1 statement, Docusign references an ‘ESG modifier’ used to determine executive compensation by “further motivat[ing] our executive leadership to meet high standards in advancing certain ESG priorities as a company.” The company further asserts that such elements are likely to continue in FY2026, stating that “we expect our executive bonus plan to incorporate preset, quantitative ESG components based on emissions reductions and employee engagement,” without adequately explaining the nature of such engagement initiatives or how such initiatives or emissions reductions increase shareholder value.
While proponents of ESG and DEI argue for these metrics, Docusign’s fiduciary duty demands that executive compensation should be tied to value creation, not to metrics that are legally risky, ideologically divisive, or vague regarding core business.
Studies indicate that ESG-linked executive compensation introduces a ‘dual mandate’ that confuses strategic priorities. One study in particular2 notes that “the demand for ESG-based compensation is, explicitly or implicitly, based on the recognition that corporate executives do not have, on their own, sufficiently strong incentives to give weight to the welfare of stakeholders.” Further, ISS analysis3 indicates that “DEI targets are more consistently achieved than financial goals,” raising questions of whether compensation elements like Docusign’s, which tie compensation to emissions strategies and ESG priorities, positively impact business performance at all. Given the company’s past controversies4 regarding brand politicization, shareholders deserve transparency regarding the company’s business case for using such metrics in executive compensation.
As a company with obligations to both fiduciary responsibility and nondiscrimination, integration of ESG and DEI metrics into executive compensation exposes Docusign to insufficiently disclosed material risks. These risks include litigatory exposure stemming from subjective/activist criteria that may be difficult to quantify under scrutiny, regulatory uncertainty, and reputational harm, especially if compensation metrics are perceived as prioritizing ideological goals over fiduciary duty. Shareholders are right to ask Docusign to address the obvious business liability/high risk caused by diluting executive compensation with goals separate from business performance and shareholder return.
Resolved: Shareholders request that the Board of Directors of Docusign commission and publish a report, prepared at reasonable expense and omitting proprietary information, evaluating the risks to shareholder value, corporate reputation, and legal compliance associated with incorporating environmental, social, and governance (ESG) and diversity, equity, and inclusion (DEI) metrics into executive compensation plans.
1.https://d18rn0p25nwr6d.cloudfront.net/CIK-0001261333/8c98b438-ed63-4e65-a5db-509ccff66f68.pdf
2.https://corpgov.law.harvard.edu/2022/03/09/the-perils-and-questionable-promise-of-esg-basedcompensation/
3.https://corpgov.law.harvard.edu/2025/01/08/the-momentum-of-dei-metrics-in-incentive-programs/
4.https://1792exchange.com/spotlight-reports/corporate-bias-ratings/?c_id=1589

80	2026 Proxy Statement	Docusign

PROPOSAL 5
Company’s Statement in Opposition
Docusign's executive compensation program is carefully designed to align pay with performance, and already reflects Board oversight, stockholder feedback and independent advice from subject matter experts. The proponents’ request for a special report relating to the risks posed by ESG and DEI elements within our executive compensation program would be an unnecessary and inefficient use of resources that would serve only the limited interests of a small group of stockholders.
Docusign’s executive compensation program aligns pay with long-term performance and drivers of business value.
Our program ties a significant portion of executive compensation to rigorous performance targets that create sustained stockholder value. For a further discussion of our executive compensation program for fiscal 2026, see the section titled “Executive Compensation Discussion and Analysis”. We have not included any ESG or DEI modifiers in our fiscal 2026 executive compensation program, instead emphasizing core business results. The limited inclusion of supply chain emissions and employee experience metrics (each a 5% weighting of executive cash bonus opportunity) reflects our belief that operational efficiency, cost control, and workforce engagement advance our business objectives and enhance stockholder value. These measures also help us meet regulatory expectations and respond to customer demand, including from some of our largest customers in fiscal 2026.
Docusign regularly seeks feedback on compensation from our investors.
Docusign maintains an active stockholder engagement program and conducts annual outreach to investors representing the majority of our outstanding shares. Directors frequently participate in these meetings and our Compensation Committee has incorporated investor feedback into our compensation design. In recent outreach, no stockholders cited ESG risks as a concern when voting on Say-on-Pay proposals. We are committed to ongoing engagement and dialogue with our investors and taking representative investor perspectives into account when designing our executive compensation program.
Docusign’s compensation program already reflects independent third-party research and advice.
Our Compensation Committee engages an independent advisor to evaluate and benchmark our program regularly against industry peers. This ensures rigorous oversight, objective analysis, and attention to potential risks. The Compensation Committee also conducts a compensation risk assessment at least annually. Mandating another formal report would be redundant and inefficient, adding cost without enhancing investor insight or governance quality.
Conclusion:
Docusign’s executive compensation structure already aligns pay with performance, focusing on business objectives that drive long-term stockholder value. Our governance practices incorporate independent advisory input, extensive investor engagement, and a clear focus on performance-based incentives. We believe the proponents’ request would add cost and administrative burdens without adding any new value, given our current and planned initiatives and ongoing commitment, including at the Board and Compensation Committee levels, to ensure an objective, rigorous and effective executive compensation program.
Vote Required
“For” votes of the holders of a majority of the votes cast at the meeting or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required for approval of this proposal.

The Board recommends a VOTE AGAINST Proposal 5.

Docusign	2026 Proxy Statement	81

Procedural Matters and Q&A
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Docusign stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Docusign. Direct your written request to Docusign, Inc., Investor Relations, 221 Main Street, Suite 800, San Francisco, California 94105 or contact Investor Relations at (415) 985-2687. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers. Any stockholders who share the same address and currently receive multiple copies of Docusign’s Notice of Internet Availability or Annual Report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Docusign’s Investor Relations department at the address or telephone number listed above.
Frequently Asked Questions and Answers
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Docusign, Inc., a Delaware corporation (sometimes referred to as the “Company” or “Docusign”) is soliciting your proxy to vote at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 16, 2026 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after April 16, 2026.
How do I attend the annual meeting?
The Annual Meeting will be held on June 1, 2026 online via live webcast at 9:00 a.m. Pacific Time. Information on how to vote online at the Annual Meeting is discussed below.

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PROCEDURAL MATTERS AND Q&A
Will the annual meeting be held in person or virtually?
We currently intend to hold our Annual Meeting virtually. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/DOCU2026, where you will be able to listen to the meeting live, submit questions and vote online. We will announce any updates through a press release, on our Annual Meeting website (www.virtualshareholdermeeting.com/DOCU2026) and in a Current Report on Form 8-K. We encourage you to check the Annual Meeting website and our press releases on our investor relations website at investor.docusign.com prior to the meeting if you plan to attend.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on April 7, 2026 will be entitled to vote at the Annual Meeting. On this record date, there were 194,291,386 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 7, 2026, your shares were registered directly in your name with Docusign’s transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 7, 2026, your shares were not held in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and this Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What are my voting choices on each matter? What are the Board’s recommendations?

Proposal		Voting Choices	Board Recommendation

01	Election of Directors(1)	For Against Abstain	FOR
02	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year ending January 31, 2027	For Against Abstain	FOR
03	Approval, on an advisory basis, of our named executive officers’ compensation	For Against Abstain	FOR
04	Approval, on an advisory basis, on frequency of future non-binding votes on our named executive officers’ compensation	1 year 2 years 3 years Abstain	1 YEAR (annual “Say on Pay” votes)
05	Stockholder proposal to report on risks of non-fiduciary executive compensation metrics	For Against Abstain	AGAINST
1.The voting choices and Board recommendation are with respect to each director nominee.

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PROCEDURAL MATTERS AND Q&A
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal		Vote Required for Approval	Effect of Abstentions Votes	Effect of Broker Non-Votes

01	Election of Directors	“For” votes from the holders of a majority of votes cast affirmatively or negatively(1)	No effect	No effect
02	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year ending January 31, 2027	“For” votes from the holders of a majority of votes cast affirmatively or negatively	No effect	Not applicable(2)
03	Approval, on an advisory basis, of our named executive officers’ compensation	“For” votes from the holders of a majority of votes cast affirmatively or negatively	No effect	No effect
04	Approval, on an advisory basis, on frequency of future non-binding votes on our named executive officers’ compensation	The frequency (every one, two or three years) receiving the greatest number of votes will be considered the frequency recommended by stockholders	No effect	No effect
05	Stockholder proposal	“For” votes from the holders of a majority of votes cast affirmatively or negatively	No effect	No effect
1.Indicated vote required for approval is with respect to each director nominee.
2.This proposal is considered to be a “routine” matter. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under applicable exchange rules to vote your shares on this proposal.
How do I vote?
For each matter to be voted on, you may vote “For” or “Against” or abstain from voting.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting even if you have already voted by proxy. In such case and if you vote at the meeting, your previously submitted proxy will be disregarded.

To vote online during the virtual Annual Meeting visit www.virtualshareholdermeeting.com/DOCU2026. Please have your 16-digit control number included in the Notice, on your proxy card or in the instructions that accompanied your proxy materials.

To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided (if you elected to receive printed materials). If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

To vote over the telephone, dial 1-800-690-6903 (toll-free within the United States) using a touch-tone phone and follow the recorded instructions (have your Notice or proxy card in hand when you call). You will be asked to provide the company number and 16-digit control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 31, 2026 to be counted.

To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card (have your Notice or proxy card in hand when you visit the website). You will be asked to provide the company number and 16-digit control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on May 31, 2026 to be counted.

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PROCEDURAL MATTERS AND Q&A
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Docusign. Follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 7, 2026, the record date for the meeting.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director, “For” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027, and “For” the advisory vote on our named executive officers’ compensation. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal, and occur when shares present at the meeting are marked “abstain.” Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Broker non-votes and abstentions have no effect on the outcome of matters voted.
A broker has discretionary authority to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters.
Proposal 1, the election of our Class II directors, Proposal 3, the advisory vote on our named executive officers’ compensation, Proposal 4, the advisory vote on the frequency of future non-binding votes on our named executive officers’ compensation, and Proposal 5, a stockholder proposal to report on risks of non-fiduciary executive compensation metrics are non-routine matters, so your broker or nominee may not vote your shares on Proposal 1, Proposal 3, Proposal 4, or Proposal 5 without your instructions. Proposal 2, the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027, is a routine matter, so your broker or nominee may vote your shares on Proposal 2 even in the absence of your instruction.

Docusign	2026 Proxy Statement	85

PROCEDURAL MATTERS AND Q&A
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a timely written notice that you are revoking your proxy to Docusign’s Corporate Secretary at 221 Main Street, Suite 800, San Francisco, California 94105.
•You may attend the virtual Annual Meeting and vote online. Simply attending the virtual Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count with respect to each proposal and, if applicable, votes “For” and “Against,” abstentions, and broker non-votes. Broker non-votes and abstentions have no effect on the outcome of matters voted.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present virtually at the meeting or represented by proxy. On the record date, there were 194,291,386 shares outstanding and entitled to vote. Thus, the holders of at least 97,145,694 shares must be present virtually or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the virtual Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.
Who is paying for this proxy solicitation?
Docusign will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have retained D.F. King & Co., Inc., a proxy solicitation firm, for assistance in connection with the Annual Meeting at a cost of approximately $13,500, plus reasonable out-of-pocket expenses.

86	2026 Proxy Statement	Docusign

PROCEDURAL MATTERS AND Q&A
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K, which we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.
When are stockholder proposals and director nominations due for next year’s annual meeting?
Stockholder Proposals to be Included in the Proxy Statement via Rule 14a-8 (Rule 14a-8 Proposals).
Stockholders who wish to submit a proposal for inclusion in our proxy statement for the 2027 annual meeting of stockholders must comply with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such proposals must be submitted in writing by December 17, 2026, to our Corporate Secretary at 221 Main Street, Suite 800, San Francisco, California 94105. In the event the date of the 2026 annual meeting is moved by more than 30 days from the one-year anniversary of the date of the 2026 Annual Meeting, then notice must be received within a reasonable time before we begin to make our proxy materials available. Upon such an occurrence, we will publicly announce the deadline for submitting a proposal by means of disclosure in a press release or in a document filed with the SEC.
Advanced Notice Requirements for Stockholder Proposals and Director Nominees pursuant to our Bylaws
Pursuant to our Amended and Restated Bylaws (the “Bylaws”), if you wish to submit a proposal (including a director nomination) for next year’s annual meeting of stockholders, you must do so no later than 5:00 p.m. Eastern Time on March 3, 2027 and no earlier than 5:00 p.m. Eastern Time on February 1, 2027; provided, however, that if next year’s annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 1, 2027, your proposal must be submitted not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. Please refer to our Bylaws for more information and additional requirements about advance notice of stockholder proposals and director nominations.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during the fiscal year ended January 31, 2026, other than one late Form 4 for the fiscal year ended January 31, 2026 filed by Mr. Solvik on December 17, 2025, in connection with a charitable donation of Mr. Solvik’s stock.

Docusign	2026 Proxy Statement	87

Transaction of Other Business
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Allan Thygesen
President & Chief Executive Officer
April 16, 2026
We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Our Annual Report and this Proxy Statement are posted on our website at investor.docusign.com and are available from the SEC at its website at www.sec.gov. A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K, including the financial statements and list of exhibits, for the fiscal year ended January 31, 2026 is available without charge upon written request to: Corporate Secretary, Docusign, Inc., 221 Main Street, Suite 800, San Francisco, California 94105.

88	2026 Proxy Statement	Docusign

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 31, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DOCU2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 31, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V92302-P48065 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOCUSIGN, INC.

The Board of Directors recommends you vote FOR the following:

1. ***Election of Class II Directors***

Nominees:	**For**	**Against**	**Abstain**
1a. James Beer	☐	☐	☐
1b. Cain A. Hayes	☐	☐	☐
1c. Allan Thygesen	☐	☐	☐

The Board of Directors recommends you vote FOR the following management proposals:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

The Board of Directors recommends you vote AGAINST the following:

	For	**Against**	**Abstain**
5. A stockholder proposal to report on the risks of non-fiduciary executive compensation metrics, if properly presented at the meeting	☐	☐	☐

NOTE: Your proxy holder will also vote on any other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V92303-P48065

DOCUSIGN, INC.
Annual Meeting of Stockholders
June 1, 2026 9:00 am Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Allan Thygesen, Blake Grayson, and James Shaughnessy, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of DOCUSIGN, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 am Pacific Time on June 1, 2026, virtually at www.virtualshareholdermeeting.com/DOCU2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side